SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TradeStation Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Notice of Annual Meeting of Shareholders

to be held June 2, 2009

To Our Shareholders:

The 2009 annual meeting of shareholders of TradeStation Group, Inc. will be held on June 2, 2009, at 10:00 a.m., local time, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, for the following purposes:

1.	To elect five directors of the company, four of whom shall be independent directors as defined by applicable rules, to serve for a one-year term expiring in 2010;

2.	To approve an amendment to the company’s Amended and Restated Nonemployee Director Stock Option Plan increasing the number of shares of the company’s common stock, $.01 par value, reserved for issuance under such plan from 350,000 shares to 700,000 shares, subject to any future antidilution adjustments;

3.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors has fixed April 6, 2009 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

If you elected to receive our annual report and proxy statement electronically over the Internet you will not receive a paper proxy card. The annual report and proxy statement are available on our Web site at www.tradestation.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to vote by electronic access, phone or mail.

By Order of the Board of Directors

/s/ Marc J. Stone
Marc J. Stone
Secretary

Plantation, Florida

April 28, 2009

TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

PROXY STATEMENT

INTRODUCTION

General

This proxy statement, which, together with the accompanying proxy card, is first being mailed to our shareholders on or about April 30, 2009, and is being furnished in connection with the solicitation of proxies by our Board of Directors for use in voting at our 2009 annual meeting of shareholders, including any adjournment or postponement of the annual meeting.

We are paying the cost of this solicitation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail, facsimile or other means by our officers or regular employees, without paying them any additional compensation or remuneration. Arrangements have also been made with brokers, dealers, banks, voting trustees and other custodians, nominees and fiduciaries to forward proxy materials and annual reports to the beneficial owners of the shares held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

A copy of our annual report for the fiscal year ended December 31, 2008 (which includes our audited financial statements for the three fiscal years ended December 31, 2008) is being mailed, or a link to an Internet Web page containing such materials is being sent via email, to our shareholders together with this proxy statement. Such annual report is not, however, incorporated into this proxy statement and it is not to be deemed a part of the proxy soliciting material.

Voting Procedures

Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the instructions on the form. In voting by proxy with regard to the election of five directors to serve until the 2009 annual meeting of shareholders, shareholders may vote in favor of all nominees or withhold their votes as to all or any specific nominees. In voting by proxy in regard to (i) the approval of an amendment to the company’s Amended and Restated Nonemployee Director Stock Option Plan increasing the number of shares of the company’s common stock, $.01 par value, reserved for issuance under such plan from 350,000 shares to 700,000 shares and (ii) the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm, shareholders may vote for or against or abstain from voting. Any properly executed and timely received proxy not so directing or instructing to the contrary will be voted FOR (i) each of the company’s nominees as directors, (ii) approval of the amendment increasing the number of shares reserved for issuance under the company’s Amended and Restated Nonemployee Director Stock Option Plan and (iii) ratification of the selection of Ernst & Young LLP. Please see Proposals 1, 2 and 3 set forth later in this proxy statement. Sending in a signed proxy will not affect a shareholder’s right to attend the meeting and vote in person, since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by, among other methods, giving notice of such revocation to the Secretary of the company, attending the annual meeting and voting in person, or by duly executing and returning a proxy bearing a later date.

We know of no other matters to be presented for action at the annual meeting other than as mentioned. However, if any other matters properly come before the annual meeting in accordance with the bylaws of the company, the holders of the proxies intend to vote in such manner as they decide in their sole discretion.

Voting Securities

At the close of business on April 6, 2009, the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting, the company’s outstanding voting securities consisted of 42,316,158 shares of common stock. Holders of common stock are entitled to one vote per share.

CORPORATE GOVERNANCE

Director Independence

As a result of the retirement of one of our independent directors on March 6, 2009, only three of our six current Board members qualify as independent under the NASDAQ listing standards and the rules of the Securities and Exchange Commission (“SEC”). Consequently, the company currently is not in compliance with NASDAQ listing standards. However, Mr. Nathan D. Leight, a first-time director nominee, qualifies as independent under the NASDAQ listing standards and the rules of the SEC. Accordingly, if all of the nominees for director are elected at the 2009 annual meeting of shareholders, a majority of our Board members (the size of our Board will be five members as of the date of the annual meeting) will qualify as independent under the NASDAQ listing standards and the rules of the SEC, and the company would regain compliance with NASDAQ listing standards. No director is considered independent unless the Board affirmatively determines that the director has no material relationship with the company (directly, or as a partner, shareholder or officer of an organization that has a relationship with the company) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Also, all members of the Board’s audit, compensation and nominating committees are independent directors. Members of the audit committee must (and do) meet the criteria established for audit committee service by all applicable federal and state laws, rules and regulations, and those of any agency, regulatory body or self-regulatory body (including NASDAQ) that are applicable to the company.

Code of Ethics

We have a Code of Ethics and Business Conduct that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer and principal accounting officer, and our corporate controller. You can find our Code of Ethics and Business Conduct in the “Investor Relations” section of www.tradestation.com. We will post any amendments to the Code of Ethics and Business Conduct, and any waivers that are required to be disclosed by the rules of the SEC or any other regulatory agency, on our Web site.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of the 2008 fiscal year (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers as a group. Except as otherwise described in the footnotes below, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned (1)
Name of Beneficial Owner (1)	Shares	Restricted Shares (2)	Vested Options	Total Shares	Percent
FMR LLC (3)	6,297,183	—	—	6,297,183	14.9%
William R. Cruz (4)	4,104,688	—	—	4,104,688	9.7%
Ralph L. Cruz (5)	3,966,468	—	—	3,966,468	9.4%
Barclays Global Investors, NA(6)	2,615,669	—	—	2,615,669	6.2%
Royce & Associates, LLC (7)	2,585,200	—	—	2,585,200	6.1%
Salomon Sredni	750	224,988	728,276	954,014	2.3%
T. Keith Black	170,546	52,377	55,731	278,654	*
Charles F. Wright (8)	172,609	—	55,666	228,275	*
David H. Fleischman	17,500	54,554	137,886	209,940	*
Marc J. Stone	—	54,554	47,486	102,040	*
Michael W. Fipps (9)	750	—	25,666	26,416	*
Denise Dickins	250	—	36,666	36,916	*
Joseph Nikolson (10)	—	—	47,600	47,600	*
Nathan D. Leight (11)	—	—	—	—	*
All executive officers and directors as a group (11 persons)(12)	8,433,561	461,395	1,112,469	10,007,425	23.8%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. It also includes options held by executive officers and/or directors which are exercisable within 60 days of April 6, 2009. These options are included in the column “Vested Options” above.
(2)	Restricted shares include 386,473 shares of common stock which were granted to Messrs. Sredni, Black, Fleischman and Stone. Of these shares, 152,439 shares granted to Mr. Sredni on February 20, 2007 vest ratably in annual increments over a five-year period and include 100% vesting acceleration upon death, disability and change in control of the company. The remaining 234,034 shares vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and include 100% vesting acceleration upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.
(3)

All information regarding FMR LLC (“FMR”) and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR and Edward C. Johnson 3rd with the SEC on February 17, 2009. FMR and Mr. Johnson maintain offices at 82 Devonshire Street, Boston, Massachusetts, 02109. FMR is a parent holding company, which through its ownership of Fidelity Management & Research Company, and its affiliation with Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and FIL

Limited, was the beneficial owner of 6,297,183 shares, over all of which it had sole dispositive power and over 2,819,509 of which it had sole voting power. Such filing further indicates that the shares were not acquired for the purpose of and do not have the effect of changing or influencing the control of the company, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	All but 950 shares are held by two Texas limited partnerships over which William R. Cruz, whose address is 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, possesses sole voting and dispositive powers through his direct and/or indirect 100% ownership of the sole general partner of each of such limited partnerships. In both limited partnerships, William R. Cruz is the sole limited partner. The total also includes 850 shares owned by the spouse of William R. Cruz with respect to which Mr. Cruz disclaims beneficial ownership.
(5)	The shares are held by two Texas limited partnerships over which Ralph L. Cruz, whose address is 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, possesses sole voting and dispositive powers through his direct and/or indirect 100% ownership of the sole general partner of each of such limited partnerships. In one limited partnership Ralph L. Cruz is the sole limited partner and in the other Ralph L. Cruz and his spouse are the limited partners.
(6)	All information regarding Barclays Global Investors, NA (“Barclays”) and its affiliates is based on information disclosed in a Schedule 13G filed by Barclays with the SEC on February 5, 2009. Barclays maintains offices at 400 Howard Street, San Francisco, CA 94105. Barclays, together with its affiliates Barclays Global Fund Advisors and Barclays Global Investors, Ltd, was the beneficial owner of 2,615,669 shares, over all of which it had sole dispositive power and over 2,049,805 of which it had sole voting power. Such filing further indicates that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
(7)	All information regarding Royce & Associates, LLC (“Royce”) and its affiliates is based on information disclosed in a Schedule 13G/A filed by Royce with the SEC on January 30, 2009. Royce maintains offices at 1414 Avenue of the Americas, New York, NY 10019. Royce was the beneficial owner of 2,585,200 shares over all of which it had sole dispositive and voting power. Such filing further indicates that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
(8)	Total shares include 2,500 shares held as custodian for the benefit of the sons of Charles F. Wright.
(9)	Total shares include 500 shares held by the spouse of Michael W. Fipps with respect to which Mr. Fipps disclaims beneficial ownership.
(10)	Joseph Nikolson resigned from all of his positions with the company effective January 1, 2009. In connection with his resignation, the 42,466 restricted shares previously granted to Mr. Nikolson were forfeited. Any vested options that Mr. Nikolson does not exercise by December 31, 2009 will expire on that date.
(11)	Nathan D. Leight is a first-time nominee for the Board of Directors.
(12)	Restricted shares and total shares include 74,922 restricted shares and vested options and total shares include 25,092 vested options held by two executive officers, John Roberts and William Cahill, who are not Named Executive Officers. Vested options and total shares exclude the vested options held by Joseph Nikolson, who resigned from all of his positions with the company effective January 1, 2009. See, also, other footnotes above.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The directors, director nominees and current executive officers of the company and their respective ages and positions with the company as of the date of this proxy statement are as follows:

NAME	AGE	POSITION WITH THE COMPANY
William R. Cruz	48	Co-Chairman of the Board
Ralph L. Cruz	45	Co-Chairman of the Board
Salomon Sredni	41	Chief Executive Officer and President and Director
David H. Fleischman	63	Chief Financial Officer, Vice President of Finance and Treasurer
Marc J. Stone	48	General Counsel, Vice President of Corporate Development and Secretary
John Roberts	57	Chief Operating Officer
William P. Cahill	59	Vice President of Brokerage Operations; and President and Chief Operating Officer, TradeStation Securities
T. Keith Black	46	Vice President of Product Development, TradeStation Technologies
Denise Dickins (1,2,3)	47	Director
Michael W. Fipps (1,2)	66	Director
Nathan D. Leight	49	Nominee for Director
Charles F. Wright (2,3)	58	Director

(1)	Member of the nominating committee of the Board.
(2)	Member of the audit committee of the Board.
(3)	Member of the compensation committee of the Board.

The directors hold office until the next annual meeting of shareholders. Executive officers serve at the discretion of the Board.

T. KEITH BLACK was appointed Vice President of Product Development for TradeStation Technologies in February 2007. Prior to that, from October 1999 through February 2007, he served as Vice President of Server Technology for TradeStation Technologies. Before joining the company, from October 1991 through October 1999, Mr. Black was a co-founder and President of Window On WallStreet, Inc., which was acquired by the company in October of 1999. Prior to founding Window On WallStreet Mr. Black served, from 1985 through October 1991, as a Senior Software Engineer or Software Consultant for various companies, including Electronic Data Systems (EDS), Micrografx, Inc., and Software AG, USA. Mr. Black received a bachelor’s degree in Computer Science from the University of North Texas in 1985.

WILLIAM P. CAHILL has served as Chief Operating Officer of TradeStation Securities, the company’s principal operating subsidiary, since 2004 and, in January 2009, was also appointed President of TradeStation Securities. In addition, Mr. Cahill has served as the company’s Vice President of Brokerage Operations since October 2008. Over his long career in the brokerage industry, Mr. Cahill has served as chief operating officer and in similar senior management roles with various brokerage firms. From 2001 to 2004, Mr. Cahill served as Senior Vice President, Operations Analysis of Fahnestock & Co., Inc. From 1999 to 2001, Mr. Cahill served as Chief Operating Officer of Wyse Securities, a division of Pyramid Financial Corporation. From 1998 to 1999, Mr. Cahill served as Managing Director of Operations for the Montgomery Division of Banc of America Securities LLC. From 1992 to 1998, Mr. Cahill served as Vice President, Operations of J.P. Morgan Securities Inc. and, from 1984 to 1992, Mr. Cahill served as Vice President, Operations of Newbridge Securities Inc. He studied finance at The New York Institute of Finance.

RALPH L. CRUZ co-founded the company with his brother, William Cruz, in 1982, has been a director since that time, and served, from 1982 through February 15, 2007, first as the company’s Vice President and then as its Co-Chief Executive Officer. He was appointed Co-Chairman of the Board in 1996. Effective February 15, 2007, Mr. Cruz retired as Co-Chief Executive Officer, and, on March 5, 2009, Mr. Cruz informed the company that he would not stand for re-election to the Board at the annual meeting.

WILLIAM R. CRUZ co-founded the company with his brother, Ralph Cruz, in 1982, has been a director since that time, and served as the company’s Chief Executive Officer or Co-Chief Executive Officer from 1982 through February 15, 2007. Mr. Cruz was appointed Co-Chairman of the Board in 1996. Effective February 15, 2007, Mr. Cruz retired as Co-Chief Executive Officer, and, on March 5, 2009, Mr. Cruz informed the company that he would not stand for re-election to the Board at the annual meeting.

DENISE DICKINS joined the Board, and became a member of the audit committee and the nominating committee, in July 2005. Ms. Dickins was appointed to the compensation committee in March 2009 following the retirement of one of the company’s directors. Since August 2006, Ms. Dickins has served as an Assistant Professor of Accounting at the College of Business at East Carolina University and, from 2002 through August 2006, was an Instructor of Accounting and Auditing at Florida Atlantic University. From 1994 until August 2002, Ms. Dickins was a partner at Arthur Andersen LLP, a public accounting firm, which included serving as the partner-in-charge of its South Florida Audit Division between 1999 and 2002 and as the audit engagement partner for TradeStation Group (and its predecessor) from 1995 until 2001. Prior to becoming a partner at Arthur Andersen, Ms. Dickins was employed, beginning in August 1983, as an accountant at Arthur Andersen. Ms. Dickins is a Certified Public Accountant and Certified Internal Auditor who has a doctoral degree in Business Administration from Florida Atlantic University and a bachelor’s of science degree in Accounting and Finance from Florida State University. Ms. Dickins has had no involvement with the company’s audits or outside auditors (other than in her role as a member of the audit committee) since the company terminated its relationship with Arthur Andersen in May 2002.

MICHAEL W. FIPPS joined the Board, and became a member of the audit committee, in March 2002, and became a member of the nominating committee upon its creation in July 2005. In April 2007, Mr. Fipps became the chief financial officer of Osmotica Pharmaceutical Corp., where he had served as a consultant since August 2006. Prior to becoming the chief financial officer of Osmotica, Mr. Fipps was semi-retired for approximately ten years, working occasionally as an independent consultant, including associations with Osmotica and Endeavor Pharmaceuticals (from April 2002 to July 2003), both privately-held specialty pharmaceutical companies, and Connally and Associates (from December 1998 through April 2000), a profit recovery firm. From June 1994 to October 1997, he served as Chief Financial Officer and Senior Vice President of IVAX Corporation, then a publicly-held pharmaceutical company. Before going to IVAX, Mr. Fipps served, from 1973 to 1994, the last 10 years as Vice President-Finance and Treasurer, at Bergen Brunswig Corporation, a large wholesale distributor of prescription pharmaceuticals and other health care products. Mr. Fipps is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He has a bachelor’s of arts degree from University of North Carolina.

DAVID H. FLEISCHMAN joined the company as Chief Financial Officer, Vice President of Finance and Treasurer in February 2001. Prior to joining the company, Mr. Fleischman was engaged as a Director of Crossroads LLC, a firm that provides financial and management expertise and services to companies seeking to maximize the efficiencies and performance of their management teams. From January 1997 until September 2000, Mr. Fleischman served as Senior Vice President, Chief Financial Officer and member of the board of advisors of The SeaSpecialties Group, a company that produced products in the seafood industry. From 1992 to 1996, he served as Senior Vice President and Treasurer of The Kislak Organization – J.I. Kislak, Inc., an organization that, during those years, included the largest privately-held mortgage-banking company in the United States. From 1983 to 1992, Mr. Fleischman served as a Director, Vice President and Chief Financial Officer of the U.S. group of Berisford International plc, a publicly-held United Kingdom company. From 1969 to 1983, he held several positions with subsidiaries of Midland Bank plc, including London American Finance Corporation and Drake America Corporation. He began his career in 1967 in the audit division of a predecessor firm of Ernst & Young LLP. Mr. Fleischman has a bachelor’s of science degree in accounting from The New York Institute of Technology.

NATHAN D. LEIGHT is the co-founder and a managing member of Terrapin Partners, LLC and a co-founder and a managing member and the chief investment officer of Terrapin Asset Management, LLC. Terrapin Partners, LLC, established in 1998, is a private investment management firm focused on private equity investing. Terrapin Asset Management, LLC, established in March 2002, focuses primarily on the management of multi-manager hedge fund portfolios. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL L.L.C., an industry-specific business-to-business software enterprise, and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc., a provider of special interest video content and related technology to Web sites and interactive television operators. Both e-STEEL and VastVideo were Terrapin Partners, LLC portfolio companies. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion specializing in investing in bankruptcies, under-valued securities, emerging markets, and merger arbitrage, and from February 1995 to August 1997, he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., a private investment firm, where he oversaw the firm’s proprietary trading department. Mr. Leight received an A.B. from Harvard College (cum laude). Mr. Leight is also a member of the board of directors of two publicly traded companies, Great Lakes Dredge & Dock Corporation and Boise, Inc. This is the first time that Mr. Leight has been nominated to serve on the company’s Board.

JOHN ROBERTS joined the company in July 2007 as Chief Marketing Officer and was named Chief Operating Officer effective January 2009. From 2004 to 2007, Mr. Roberts served as Chief Marketing Officer and a Managing Director of the Chicago Mercantile Exchange (CME), the world’s largest financial exchange, serving as its first chief marketing officer following its initial public offering. From 1999 to 2004, Mr. Roberts was a Managing Director of Barclays Global Investors (BGI), serving as Head of Marketing and Communications from 2000 to 2004. Prior to BGI, Mr. Roberts served, from 1988 to 1999, as Senior Vice President, Marketing, of the Chicago Board Options Exchange (CBOE), where he directed worldwide business development, and helped create the Options Industry Council, a recognized leader in options education. Mr. Roberts’s other marketing positions have been with Citicorp Savings of Florida, Campbell Soup Company, and General Mills. Mr. Roberts has an MBA degree in Marketing from Amos Tuck School and a bachelor’s degree in math and economics from Dartmouth College.

SALOMON SREDNI joined the company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer and a director in July 1997. In August 1999, he was named President and Chief Operating Officer and became Chief Executive Officer and President in February 2007. Mr. Sredni also serves as a director of TradeStation Securities and TradeStation Technologies. Before joining the company, Mr. Sredni was, from August 1994 to November 1996, Vice President of Accounting and Corporate Controller at IVAX Corporation, then a publicly-held pharmaceutical company. From January 1988 to August 1994, he was with Arthur Andersen LLP, a public accounting firm. Mr. Sredni is a Certified Public Accountant, and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He has a bachelor’s degree in accounting from The Pennsylvania State University.

MARC J. STONE joined the company in May 1997 as its General Counsel, Vice President of Corporate Development, and Secretary. Mr. Stone also serves as a director of the company’s three subsidiaries, TradeStation Securities, TradeStation Technologies and TradeStation Europe Limited, and as an executive registered principal of TradeStation Securities, the company’s principal operating subsidiary. From January 1993 to May 1997, Mr. Stone was a partner at the predecessor law firm of Bilzin Sumberg Baena Price & Axelrod LLP, which currently serves as the company’s regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that law firm. Mr. Stone has a bachelor’s degree with concentrations in English and American Literature and in Theatre Arts and Dramatic Literature from Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley. Mr. Stone is a member of the Bar of the State of New York, The Florida Bar, the American Bar Association and the New York State Bar Association.

CHARLES F. WRIGHT joined the Board in June 2001, at which time he also became a member of the compensation committee, and served as a member of the audit committee from June 2001 through July 2005. Mr. Wright was reappointed to the audit committee in March 2009 following the retirement of one of the company’s directors. Mr. Wright is the Chairman of Fall River Group, Inc., which owns and operates a group of foundries in Wisconsin. He has been Chairman since 1984, and has been associated with Fall River Group since 1973. He is also the Chairman and a Principal of Fall River Capital, LLC, an investment advisory firm that specializes in the trading of global financial and natural resource futures. He has held these positions since 1999. Since 1997, Mr. Wright has also been Chairman and a co-owner of Quaestus & Co., Inc., a merchant banking firm located in Milwaukee, Wisconsin. From November 2001 through June 2005, he was Chairman and co-owner of Kilbourn Capital Management, Inc., which manages the Kilbourn Diversified Strategy Fund, a hedge fund of funds. From 1992 until its acquisition by Cumulus Media, Inc. in 1997, Mr. Wright served as Chairman of Caribbean Communications Company Ltd., a developer and operator of a radio network throughout the English-speaking Caribbean Islands. Mr. Wright serves on the board of directors of Goodwill Industries of Southeastern Wisconsin and Metropolitan Chicago, Second Harvest Food Bank Foundation, and Good Hope School in St. Croix, U.S. Virgin Islands. Mr. Wright is registered with the CFTC and the NFA as a Commodity Trading Advisor, and holds a master’s degree in Business Administration from Harvard University Graduate School of Business. Prior to joining the Board, Mr. Wright occasionally performed consulting services for the company, the last payments for which were made in 1999, two years before he joined the Board.

Board Meetings and Committees of the Board

The Board held seven meetings and acted by unanimous written consent in lieu of a meeting one time during the fiscal year ended December 31, 2008. The Board currently includes three nonemployee, independent members (“independent directors”) – Denise Dickins, Michael W. Fipps and Charles F. Wright. Nathan D. Leight, a director nominee, if elected, would also be an independent director.

Mr. Fipps, Ms. Dickins, and Mr. Wright serve on the audit committee of the Board. Mr. Wright replaced Stephen C. Richards, who retired from the Board and the audit committee in March 2009. The audit committee’s responsibilities and other matters related to the audit committee are discussed in “Audit Committee Report” below.

Ms. Dickins and Mr. Wright serve on the compensation committee of the Board. Ms. Dickins replaced Stephen C. Richards, who retired from the Board and the compensation committee in March 2009. The compensation committee determines executive officers’ compensation packages and administers the company’s Incentive Stock Plan and Employee Stock Purchase Plan. The compensation committee held eight meetings during the fiscal year ended December 31, 2008. See discussion of “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” below.

Ms. Dickins and Mr. Fipps serve on the nominating committee of the Board. Both Ms. Dickins and Mr. Fipps are independent directors, as defined under Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market. The nominating committee is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. The nominating committee held one meeting during the fiscal year ended December 31, 2008. See discussion of “Director Nominations” below.

In 2008, all Board and committee meetings had 100% attendance. All committee charters are available in the “Investor Relations” section of www.tradestation.com.

Director Nominations

The nominating committee of the Board, acting pursuant to a nominating committee charter, is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. Criteria to be considered by the nominating committee in identifying and evaluating nominees include experience in corporate governance, experience in, or relationships within, the company’s industry, academic or professional expertise, reputation for high moral and ethical standards, business and professional standing that will add to the Board’s stature, and business experience, skills and time availability. In addition, it is a primary objective of the nominating committee to assure that the Board and its committees satisfy the independence requirements of NASDAQ and any other applicable self-regulatory or regulatory requirements. The nominating committee will consider director candidates recommended by shareholders and will evaluate such candidates on the same basis as candidates recommended by other sources. Such recommendations may be submitted to the company, Attention: Secretary, at the company’s address set forth in this proxy statement. In order to ensure review and consideration of any shareholder’s recommendation, a recommendation should be submitted no later than the same date (December 29, 2009) as shareholder proposals are required to be submitted in order to receive consideration for inclusion in the company’s 2010 proxy material. See “SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING” below. The Secretary will present such recommendations to the nominating committee. The nominating committee will identify potential candidates through recommendations from the company’s officers, directors, shareholders and other appropriate third parties.

The nominating committee has proposed Nathan D. Leight as a nominee as a result of the retirement of Stephen C. Richards and the decisions by William R. Cruz and Ralph L. Cruz not to be considered for re-election because of other commitments. The nominating committee selected Mr. Leight as a nominee after soliciting the names of potential nominees from management and the existing directors. Mr. Leight was recommended by the company’s Chief Executive Officer. Mr. Leight was interviewed by all of the existing directors and asked to submit background information concerning his experience. Upon completing its due diligence review and holding three nominating committee meetings to date in 2009, the nominating committee determined that Mr. Leight met the criteria described above and would be a positive addition to the Board if elected.

As a result of the retirement of Mr. Richards, the decisions of William Cruz and Ralph Cruz not to stand for re-election, and an evaluation of an appropriate Board size for the company, this year the nominating committee recommended five nominees. The Board has set the number of directors at five, beginning with the 2009 annual meeting, based on this recommendation. Accordingly, proxies cannot be voted for more than five nominees for director.

In 2008, the Board did not pay a fee to any third party to identify candidates nor did it do so in connection with the selection of Mr. Leight. Although the company is not currently paying a fee to any third party to identify or evaluate potential nominees, the nominating committee may engage a third-party search firm in the future, which is authorized by the nominating committee charter.

Policy on Attendance of Directors at Annual Meeting of Shareholders

We encourage, but do not require, attendance of all incumbent directors and director nominees at our annual meeting of shareholders. At our 2008 annual meeting, one member of the Board was present.

Shareholder Communication with Directors

Shareholders may communicate with the Board or to specified directors by sending a letter to the Board of the company, in care of the Secretary of the company at its corporate headquarters. Any shareholder communications that are addressed to the Board or specific directors will be delivered by the Secretary of the company to the Board or such directors.

Directors’ Compensation

For the 2008-2009 term, each of our independent directors received an annual retainer of $15,000 and the chairman of the audit committee received an additional annual retainer of $10,000, paid promptly following election as a director at the 2008 annual shareholder meeting. Each director also received $1,500 per Board meeting, $1,500 per audit committee meeting and $1,000 per any other committee meeting. All directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than reimbursement of out-of-pocket expenses, a director who is an employee or officer does not receive compensation of any kind for service as a director.

Historically, the Board has determined the compensation to be paid to non-employee directors based on informal comparisons to the amounts being paid to non-employee directors at other online trading companies and taking into account the size differential between us and those competitors. In April 2008, the compensation committee engaged Watson Wyatt Worldwide as the company’s outside compensation consulting firm to conduct a review of the competitiveness and structure of the company’s non-employee director compensation program. The consultants (i) conducted discussions with selected Board members, (ii) benchmarked the level of the company’s current compensation program (by component and in total) against available data from a peer group and survey sources for comparable companies (both the peer group and the survey sources were decided upon by the compensation committee) and prepared a detailed summary of their benchmarking analysis, (iii) reviewed the structure of the company’s program against current trends, emerging best practices and investors’ views, (iv) developed alternatives to the levels and structure of the company’s program and (v) reviewed their findings and alternative programs with the compensation committee and with the company’s senior management. The consultants concluded that the total compensation paid to the Board was less than our peer group median, due in large part to the fact that the value of the equity compensation component paid to our Board members was significantly below the peer group median, and recommended several options for altering our equity compensation structure to bring that component of the directors’ compensation closer to our peer group median. The Board, after several discussions on the issue, decided not to make any changes to the equity compensation structure due, in large part, to the current economic conditions. The Board did decide to follow the consultants’ recommendation that the chairman of the compensation committee be paid an annual retainer of $7,500 and that the meeting fee per compensation committee meeting be raised from $1,000 to $1,500. The Board also raised the meeting fee per nominating committee meeting from $1,000 to $1,500. These changes will be implemented for the 2009-2010 term. Going forward, the compensation committee of the Board will gather and analyze any information that it deems relevant and will make recommendations to the Board regarding non-employee director compensation for the entire Board’s approval.

Pursuant to the company’s Amended and Restated Nonemployee Director Stock Option Plan (the “Director Plan”), each non-employee director receives options to purchase up to 75,000 shares of common stock upon initial election as a director, as determined by the Board at such time. Upon each re-election to the Board at the annual meeting of shareholders, each nonemployee director is automatically granted, on the date of re-election, additional options to purchase 7,000 shares of common stock. In 2008, William Cruz and Ralph Cruz waived participation in these annual grants. Each option is granted at an exercise price equal to the fair market value of the common stock on the date of grant. The fair market value of the common stock on the date of grant equals the closing price of the company’s common stock on the date of grant (or the closing price on the next trading day if the company’s common stock was not traded on the date of grant). We reserved 350,000 shares of common stock for issuance under the Director Plan, subject to antidilution adjustments. Options granted have a term of five years and vest in equal installments over three years. As of December 31, 2008, options to purchase 151,000 shares were outstanding and 32,000 shares were available for issuance under the Director Plan. It is because so few shares remain available for issuance that the Board is proposing at the 2009 annual meeting of shareholders to amend the plan to increase the shares available for issuance; otherwise, we would be unable to continue to make these grants available to existing and new nonemployee directors. Subject to the approval by the shareholders at the 2009 annual meeting of the election of Nathan Leight as a member of the Board and of the increase of the number of shares of common stock authorized for issuance under the Director Plan, the Board has authorized an initial grant to Nathan Leight, effective as of the date of the 2009 annual meeting, of options to purchase 25,000 shares of common stock.

Stock options granted under the Director Plan from 2002 through 2006 contained a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz fell below 25%. The aggregate beneficial ownership of William Cruz and Ralph Cruz fell below this threshold in April 2008, resulting in net additional compensation and benefits expense from this acceleration of approximately $27,000 for the year ending December 31, 2008.

The following table further summarizes director compensation paid to the non-employee directors during 2008:

2008 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash($)	Option Awards ($) (1)(2)	All Other Compensation($)(3)	Total($)
William R. Cruz	25,500	—	—	25,500
Ralph L. Cruz	25,500	—	—	25,500
Denise Dickins	37,000	60,114	—	97,114
Michael W. Fipps	47,000	45,383	—	92,383
Stephen C. Richards	41,500	45,383	—	86,883
Charles F. Wright	32,500	45,383	—	77,883

(1)	The following table summarizes the number of outstanding option awards held by each director at December 31, 2008:

Director Name	Outstanding Option Awards at 12/31/08
William R. Cruz	—
Ralph L. Cruz	—
Denise Dickins	46,000
Michael W. Fipps	35,000
Stephen C. Richards	35,000
Charles F. Wright	65,000

Of the 65,000 outstanding option awards held by Mr. Wright, 30,000 were granted to him in October 1999, prior to his becoming a director, for work performed under a consulting agreement. Mr. Richards retired from the Board effective March 6, 2009. Pursuant to the terms of the Director Plan, all of Mr. Richards’ options became fully vested upon his retirement and will expire on September 1, 2009.

(2)	The amounts set forth in this column represent the grant date fair value of the option awards, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment. The amounts for each nonemployee director include $5,298 of compensation expense recognized by the Company in 2008 with respect to the annual option grants to acquire 7,000 shares issued to each director in June 2008, and any additional amounts represent compensation expense recognized in 2008 with respect to prior year option grants. The full grant date fair value of the 2008 options grant ($28,605) is determined by multiplying the number of options granted by $4.09, the fair value per share. Assumptions used in the calculation of these amounts are included in Note 9, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The value of any perquisites and other personal benefits received by each director was de minimis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers (as defined under the Exchange Act) and directors, and persons who own more than ten percent of a registered class of a company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Our officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us and our understanding that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were satisfied.

Transactions With Related Persons

No director or executive officer of the company, and no immediate family member of any director or executive officer of the company, has a direct or indirect material interest in any transaction since January 1, 2008 in which the company or any of its subsidiaries was a participant, and no such transaction is currently proposed. The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the audit committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $10,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their households (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must promptly notify the company’s general counsel and the chairman of the audit committee prior to engaging in the proposed transaction and must provide all material details of the proposed transaction and his or her interest in the transaction. The audit committee will consider any proposed related party transaction at its next meeting. The audit committee may authorize the transaction only if the audit committee determines that the transaction is fair to, and in the best interests of, the company at the time of its authorization. The transaction must be approved in good faith by a majority of the disinterested directors on the audit committee.

Audit Committee Report

The audit committee of the Board consists of three non-employee directors, Michael W. Fipps (Chairman), Denise Dickins and Charles F. Wright (Mr. Wright replaced Stephen C. Richards on the audit committee in March 2009 following Mr. Richards’ retirement from the Board). The audit committee operates under a written charter, which is reviewed each year and is available in the “Investor Relations” section of www.tradestation.com. The Board has determined that Mr. Fipps and Ms. Dickins are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee’s current member composition satisfies the rules of NASDAQ that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). The audit committee held seven meetings in 2008.

The audit committee monitors and oversees the company’s financial reporting process on behalf of the Board, reviews the independence of its independent registered public accounting firm and is responsible for authorizing or approving the engagement of its independent registered public accounting firm for both audit services and permitted non-auditing services, the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures, the adequacy of the internal control procedures, critical accounting policies, and the overall quality of the company’s financial reporting.

Management is responsible for the company’s financial statements, systems of internal control and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and performing an audit of the effectiveness of internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board, and to issue reports thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee’s charter. In this context, the audit committee discussed with Ernst & Young LLP the results of its audit of the company’s financial statements and its audit of the effectiveness of internal control over financial reporting for the year ended December 31, 2008.

Specifically, the audit committee has reviewed and discussed with the company’s management the audited financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. In addition, the audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended, and any other matters required to be discussed under generally accepted auditing standards. These discussions included the scope of the independent registered public accounting firm’s responsibilities, significant accounting adjustments, any disagreement with management and a discussion of the quality (not just the acceptability) of accounting principles, reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent registered public accounting firm that firm’s independence from the company and its management. During fiscal year 2008, the company retained its current independent registered public accounting firm, Ernst & Young LLP, for the audit of the fiscal year 2008 financial statements, the audit of the effectiveness of internal control over financial reporting, and the reviews of the company’s 2008 quarterly reports on Form 10-Q.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Michael W. Fipps, Chairman
Denise Dickins
Charles F. Wright

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We have, since the initial public offering of our predecessor company in 1997, worked hard to ensure that our executive compensation philosophy, culture and practices are reasonable, not excessive, and consistent with the interests of our shareholders. The company believes that, over the years, total compensation for its executives has been competitive and that it has been able to acquire and retain through its compensation practices highly-qualified persons to compose its executive management team. The company remains committed to the creation and implementation of executive compensation plans, programs and awards that strike a balance which effectively rewards and “incentivizes” performance, and attracts and retains valuable services, but is not excessive or focused in a manner that is unrelated to enhancing the executive’s performance or otherwise not in the best interests of the company’s shareholders. We believe that striking this balance effectively is the best manner to enhance the company’s value through our executive management team.

Compensation Committee and Compensation Committee Charter

The compensation committee was created by the Board to assist the Board in fulfilling its responsibilities relating to employee compensation/benefit/equity plans (such as our Incentive Stock Plan and Employee Stock Purchase Plan) generally, and all executive officer compensation plans, packages and programs (whether individual or collective). The compensation committee consists, and has consisted, of two non-employee, independent directors of the Board. The independence of these two directors meets the definition and requirements for that status of both the SEC, for publicly-traded companies, and The NASDAQ Global Select Market, for NASDAQ-listed companies. The two members of the compensation committee are currently Denise Dickins and Charles Wright, with Mr. Wright as Chairman. Ms. Dickins has been a member of the compensation committee since March 2009 (Ms. Dickins replaced Stephen C. Richards on the compensation committee in March 2009 following Mr. Richards’ retirement from the Board) and Mr. Wright has been a member since 2001. The compensation committee held eight meetings in 2008 and held two meetings in the first quarter of 2009. We believe that it is important, in seeking to achieve the best overall results for the company regarding its employee compensation plans and executive compensation plans and programs, that the compensation committee consist solely of non-employee, independent directors, as defined by the SEC and NASDAQ, and meet and discuss relevant issues as often as reasonably required each year. With respect to 2009 year-end compensation decisions as well as decisions relating to 2010 compensation packages, the compensation committee has already adopted and provided to management a formal schedule that addresses what information the compensation committee will want to review and when that information must be provided and sets deadlines for different stages of the decision-making process. All executive compensation is ultimately determined solely by the compensation committee or pursuant to written plans, procedures or authorizations formally adopted or recommended by it, except that compensation of the CEO, once approved and recommended by the compensation committee, must also be unanimously ratified by the Board.

The compensation committee operates under a written charter, which is reviewed each year and is available in the “Investor Relations” section of www.tradestation.com. The compensation committee charter sets forth the purpose of the committee, its responsibilities and duties regarding employee plan adoption and administration and executive officer compensation evaluation and determination, disclosure and reporting, use of outside advisers and other resources, and requirements regarding meetings and procedures. Responsibilities and duties of the committee for employee plans (such as the company’s Incentive Stock Plan and Employee Stock Purchase Plan) include preparation, review and recommendation to the Board of plans and amendments, administration of the plans and, in consultation with the CEO, approval of formulaic and/or discretionary equity-based awards pursuant to equity compensation plans. With respect to executive officer compensation generally, responsibilities and duties include annual evaluation of the CEO, annual evaluation of all other executive officers with the expectation that the CEO will take primary responsibility for evaluating all other executive officers and reporting his opinions to the committee, determination and approval of all executive officer compensation, including perquisites and any special benefits, for the CEO (subject to ratification by the Board) and, in consultation with the CEO, for the other executive officers, establishment and review of performance objectives and company goals related to executive compensation, and review and approval of executive officer employment, severance, change-in-control or similar agreements.

The charter also requires the committee to prepare annually a Compensation Committee Report on executive compensation that the rules of the SEC require be included in the company’s Annual Report on Form 10-K and/or annual proxy statement. In addition, the committee has the responsibility to assist, as requested by the company’s executive officers, with the preparation of any other disclosure of executive compensation required by the rules of the SEC to be included in the company’s Annual Report on Form 10-K and/or proxy statement including, but not limited to, this compensation discussion and analysis. In connection with that responsibility, the committee is to review and discuss this discussion and analysis with the company’s executive officers and, as appropriate, other senior management and, based on such review and discussion, determine whether to recommend to the Board that it be included in the Company’s Annual Report on Form 10-K and/or proxy statement. The committee is required to review the charter annually and recommend to the Board any modifications it deems appropriate.

General Compensation Philosophy

We believe that an experienced, high-quality senior management team is critical to our success. Our executive officers are not only experienced and highly-qualified in what they do, but most have been in a senior role with the company for many years. The company’s CEO, Salomon Sredni, has been part of senior management for over 12 years (including serving as President and Chief Operating Officer for over eight years before being promoted to CEO in February 2007), and our Chief Financial Officer, David Fleischman, has held that position for over eight years. Our General Counsel, Marc Stone, has held that position, and served as our Vice President of Corporate Development and Secretary, for 12 years, and Joseph Nikolson, who resigned from the company effective January 1, 2009, had been the Chief Growth Officer of TradeStation Group since February 2007 and had been the President or Chief Operating Officer of the company’s principal operating subsidiary, TradeStation Securities, for nine years. T. Keith Black, who was promoted in February 2007 to the executive office of Vice President of Product Development of the company’s technologies subsidiary, has been with us for over nine years. William Cahill, who was promoted to President and Chief Operating Officer of TradeStation Securities in January 2009, has served as the Chief Operating Officer of TradeStation Securities for five years. Our newest executive, John Roberts, our Chief Operating Officer, joined to be our Chief Marketing Officer in July 2007 before being promoted to Chief Operating Officer in January 2009, and has over 30 years experience in marketing, most of it in the brokerage industry. We believe this length of experience with the company, and generally, enables the development of a deeper knowledge of our products, services, operations and business goals, fosters better teamwork and, we believe, produces higher-quality, more-efficient results.

Based on these beliefs and circumstances surrounding the company’s executive management team, the compensation committee’s approach to executive compensation is to develop, offer and implement programs and packages that enable the company to retain its executive management, create incentives for executive management to continue to perform at high levels and help produce increasingly-positive overall results, and to attract highly-qualified new members to the executive management team if, as and when needed. Within this strategy, the compensation committee considers it essential to the vitality of the company to maintain levels of compensation opportunity that are competitive with companies, as appropriate, in our industry and/or geographic region, taking into account relative market capitalizations and other relevant measurements when viewing the compensation approaches used, and overall amounts paid, by such companies. Overall, the compensation committee’s goal with executive compensation is to maintain and enhance the company’s value and to align each executive’s interests with those of the shareholders in a manner that is reasonable and appropriate in light of the executive’s roles and responsibilities within the company.

The compensation committee has, historically, sought to meet these goals by offering executives a combination of base salary, potential annual cash bonus compensation, and, other than with respect to the former Co-CEOs (William Cruz and Ralph Cruz, the company’s founders), long-term incentive compensation in the form of stock options and, more recently, restricted stock awards. Annual cash bonuses and stock-based awards have generally been, through 2007, discretionary, and, at least in part, based upon a consideration of factors that include an evaluation of both individual and company success and performance. Historically, through 2007, the committee has determined the allocation of cash-based versus equity-based compensation based on recommendations received from the former Co-CEOs and current CEO, and discussion of those recommendations, as opposed to using any particular method, formula or criteria. In 2008, we moved towards a more formula-based approach to executive compensation. A more detailed discussion of those three compensation elements is set forth in separate sections below.

The compensation committee does not believe in, and has not ever authorized or ratified, perquisites of any material nature outside of health insurance, 401(k) plan contribution matching and similar benefits which are generally offered to all employees. For example, the company does not provide executives with automobiles, chauffeurs, private planes, primary or other residences, country club memberships or similar perquisites, as both the compensation committee and company senior management believe that such perquisites, at least in the context of the company’s business, do not provide benefits that justify their costs. In determining final executive compensation for 2008 and formulating compensation plans for 2009, the compensation committee considered several factors in seeking to meet the compensation philosophy and goals outlined above and to seek continued growth of the company’s business, revenues and net income.

The company does not use benchmarks or use targeted parameters or targeted percentages of peer, industry or market executive compensation when determining the compensation paid to its own executives. However, the compensation committee is aware that as a small, growth company, executive compensation has generally (and, the committee believes, properly) been below the median total compensation of the company’s peer group or market segment in which it competes for business, which has consisted mostly of larger, more-established companies. The committee, in determining the compensation structure for both 2008 and 2009, has taken into account the company’s current size, maturity and standing in its peer group or market (it remains small compared to nearly all of its publicly-traded competitors), the value of what remains of previously-issued, unexercised long-term compensation awards, and the requirement that began in 2006 to expense certain stock-based grants that previously were not required to be expensed. In addition, in determining the compensation structure for 2009, the committee considered a report prepared by Watson Wyatt Worldwide, whom the committee engaged in April 2008 as outside compensation consultants to conduct a review of the competitive level and structure of the company’s compensation program for the seven executives comprising its senior management team (which included all of the Named Executive Officers). Although the compensation committee did not follow any of the recommendations made by the consultants (due, in large part, to current economic conditions), the compensation committee did take into account that the consultants’ report showed that the compensation being paid to the company’s senior management was within an acceptable range, generally below the median, of the total compensation being paid to senior management at peer companies.

The company’s policies and procedures regarding executive compensation and employee compensation plans that are described in this compensation discussion and analysis are summarized broadly in the compensation committee charter (which is summarized above and is available in the “Investor Relations” section of www.tradestation.com) and in more detail in a written policies and procedures document adopted by the compensation committee.

How Executive Performance is Evaluated for Compensation Purposes

As a general matter, in addition to company earnings per share and other company financial results, each executive’s performance is evaluated based upon his performance of responsibilities specific to his role(s) and position(s) with the company. These more executive-specific evaluations are important in determining the portions of any awards that are discretionary, such as increases in base salary, and all or a portion of annual cash bonuses and long-term compensation opportunities.

In 2008, for Mr. Sredni, who as CEO and President of the parent company, had overall, general responsibility for setting our business goals and executing results, company financial performance was the major factor evaluated.

Our other four NEOs, David Fleischman, Chief Financial Officer, Vice President of Finance and Treasurer, Marc Stone, General Counsel, Vice President of Corporate Development and Secretary, Joseph Nikolson, Chief Growth Officer of the company and President of TradeStation Securities, the company’s principal operating subsidiary, until his resignation effective January 1, 2009, and T. Keith Black, Vice President of Product Development of our technology subsidiary, had very different roles and responsibilities. To the extent the award of any compensation component is based on subjective evaluation of individual performance, Mr. Fleischman’s has been and will be evaluated, in large part, based upon his performance relating to financial reporting, the effectiveness, evaluation and testing of internal controls, preparation of budgets and business outlooks, and otherwise as chief financial officer of the Company. Mr. Stone’s individual performance has been and will be evaluated, in large part, based upon his performance relating to securities law, broker-dealer, futures commission merchant and exchange member compliance in non-operational areas, oversight of policies and procedures for corporate governance, oversight of third-party business relationships, all dispute resolution processes and regulatory inquiries and actions, and, as Vice President of Corporate Development, the exploration and analysis of potential acquisition and investments and other strategic partner relationships and alternatives for the company, as well as important third-party transactions and relationships generally. Mr. Nikolson’s individual performance was, in large part, based upon his performance as the chief executive of the company’s principal operating subsidiary, TradeStation Securities, including the execution of its business goals, and, as Chief Growth Officer of the company, the exploration and analysis of potential acquisition and other strategic partner relationships and alternatives for the company, and other growth opportunities. Mr. Black’s individual performance has been and will be evaluated, in large part, based upon his overall management of our product development team, and the quality and timing of new product, service and enhancement releases.

Participation of Executives in Compensation Process

No executive has participated or participates directly in the process of determining compensation of executives except for Mr. Sredni as CEO. Pursuant to the compensation committee charter, the CEO assumes primary responsibility for evaluating the performance of the other executives and making a report and compensation recommendations to the committee. For 2008, Mr. Sredni also advised the committee of his recommendations regarding the types of compensation components that should be awarded, and how those awards should be determined and the respective amounts thereof, and what types of company-wide compensation plans, such as annual stock option and/or restricted stock grants, should be implemented and what formulas or other criteria should be used to determine each award. With respect to written compensation plan and governance documents that directly or may indirectly affect compensation, such as the compensation committee charter, Incentive Stock Plan and Employee Stock Purchase Plan, compensation and related-party transaction policies and procedures, and analyses of peer group or other competitive market surveys or data, other executives may participate in the preparation of proposed documents or written analyses of relevant information for consideration by the committee.

Benchmarks – Peer Group and Market Comparisons for Total Compensation

Although the company does not use targeted parameters or targeted percentile ranges in determining the amount of compensation paid to its executives, the compensation committee considers it important to maintain levels of compensation opportunity that are competitive with its peer group. In April 2008, the compensation committee engaged Watson Wyatt Worldwide as the company’s outside compensation consulting firm to conduct a review of the competitive level and structure of the company’s compensation program for the seven executives comprising its senior management team (which included all of the Named Executive Officers). The consultants (i) assisted the company in developing an appropriate group of publicly held peer companies for top executive compensation benchmarking (the group ultimately consisted of Bankrate, Inc., BGC Partners, Inc., FactSet Research Systems Inc., Investools Inc., Investors Capital Holdings, Ltd., MarketAxess Holdings Inc., optionsXpress Holdings, Inc., Pension Worldwide, Inc. and Synchronoss Technologies, Inc.), (ii) assisted the company in determining the most appropriate sources of published compensation data, (iii) benchmarked base salary, annual incentives, total cash compensation, long-term incentive value and total direct compensation of the top five executives using proxy compensation data from the peer group and survey data and, for the other two executives, using only survey data and (iv) reviewed the overall structure of total direct compensation and suggested revisions to the level, relative emphasis and structure of the current program, including the relative allocation of compensation components, the design, opportunity level and performance metrics used in the executive bonus plan and the types and levels of stock incentive awards made to the senior executives. Although the compensation committee did not follow any of the recommendations made by the consultants (due, in large part, to current economic conditions), the compensation committee did take into account that the consultants’ report showed that the compensation being paid to the company’s senior management was generally within an acceptable range, generally below the median, of the compensation being paid to senior management at peer companies.

Base Salaries

Base salary levels for the company’s executive officers are designed to be consistent with competitive practice and level of responsibility. The compensation committee’s strategy in general is to provide a competitive salary for each executive officer with such salary increasing based on overall individual performance of primary responsibilities, the company’s operating results and overall financial performance, increases or other changes in responsibility (if applicable), tenure with the company, overall years of experience and competitive markets.

For 2008, based upon market conditions at the end of 2007, principally decreases and expected future decreases in the federal funds target rate of interest, which directly affects our interest income (which is a material part of our net revenues), Mr. Sredni recommended, and the committee approved, a 3% increase in base salary (compared to a 6% increase in 2007 before giving effect to certain increases specifically arising from William Cruz and Ralph Cruz’s departure as Co-CEOs) for all executive officers, including the CEO, CFO and other NEOs.

For 2009, based upon market conditions and the general economic climate, Mr. Sredni recommended, and the committee approved, no increase in base salary for any executive officer. Currently, Messrs. Sredni, Fleischman, Stone and Black have 2009 base salaries of $515,000, $288,400, $288,400 and $272,950, respectively, the same as in 2008.

Annual Bonus Compensation

For 2006, the then Co-Chairmen and Co-CEOs, William and Ralph Cruz, and President and then Chief Operating Officer, Salomon Sredni, were eligible to earn a cash bonus of up to 50% of their respective base salaries based upon the amount, if any, that the company’s 2006 earnings per share exceeded its 2005 earnings per share. For all other executive officers, bonus compensation for 2006 was awarded in the discretion of the compensation committee, based upon a variety of factors, including the company’s financial performance in 2006 as compared to 2005 and each executive’s overall performance and individual accomplishments during 2006; no specific targets, formulas or methods of measurement were used. For 2007, Mr. Sredni’s annual bonus was determined by the same criteria (comparing 2007 earnings per share to 2006’s) and the other executives’ bonuses were awarded in a subjective, discretionary manner, based upon a variety of factors, including the company’s financial performance in 2007 as compared to 2006, and each executive’s overall performance and individual accomplishments during 2007; again, no specific targets, formulas or measurement methods were used for the other executives.

For 2008, the compensation committee adopted, after taking into consideration Mr. Sredni’s ideas and proposals, and a report by Mr. Sredni to the compensation committee concerning informal input he had received from two compensation consultants with whom he had spoken at the compensation committee’s request, the following executive cash bonus compensation plan:

For all “Section 16” officers (which, for 2008, includes all Named Executive Officers) other than the Chief Executive Officer, 80% of the potential cash bonus was based on the company’s 2008 financial performance (using thresholds of “acceptable,” “very good” and “exceptional”), and 20% was discretionary, based upon the Chief Executive Officer’s subjective evaluation of each officer’s individual 2008 performance (also as “acceptable,” “very good” or “exceptional”). For the CEO, 100% of the potential cash bonus was based on the company’s 2008 financial performance (also using thresholds of “acceptable,” “very good” and “exceptional”). The plan provided that no company-performance-based or discretionary bonus would be paid to an executive if both 2008 company and individual performance were deemed no more than “acceptable,” set a target of 30% of the officer’s 2008 base salary if 2008 company and individual performance were both deemed to be at least “very good,” and set an amount equal to 150% of that target (or 45% of the officer’s 2008 base salary) if both 2008 company and individual performance were deemed “exceptional.” The officer could earn a percentage of the target, on a prorated basis, if the company performance was between the “acceptable” and “very good” levels, and, if the target was exceeded, could earn a percentage of the “exceptional” amount, on a prorated basis, if the company performance was between “very good” and “exceptional.”

The financial performance measurements used to determine 100% of the potential bonus of the CEO and 80% of the potential bonus of the other officers (the “Formula Bonus”) were the same for all officers, including the CEO. Two separate 2008 financial performance measurements were used to determine the Formula Bonus, each was considered independently and each accounted, separately, for up to half the amount (if any) of the Formula Bonus. The two 2008 financial performance measurements were (i) the percentage, if any, by which the company’s 2008 brokerage commissions and fees (the largest component of the company’s net revenues) exceeded 2007 brokerage commissions and fees, with a 25% increase deemed “acceptable,” a 30% increase deemed “very good,” and a 35% increase deemed “exceptional,” and (ii) the company’s 2008 earnings per share (diluted), with 72 cents deemed “acceptable,” 78 cents deemed “very good,” and 90 cents deemed “exceptional.” Also, in determining earnings per share (diluted) for this purpose, adjustments were made, as necessary, to remove the effects of the decreases in the federal funds target rate of interest (which directly affected the interest income component of the company’s net revenues) that were different than the interest rate assumptions the company used and disclosed in its 2008 full year Business Outlook, which was published in the company’s February 19, 2008 earnings press release and a Current Report on Form 8-K filed with the Securities and Exchange Commission on that date. No other adjustments were made in calculating earnings per share (diluted) for this purpose. After the audit of the 2008 financial statements was completed, it was determined that the company’s 2008 brokerage commissions and fees exceeded 2007 brokerage commissions and fees by 29% and the company’s earnings per share (diluted) was $0.80 (after making the aforementioned adjustments).

With respect to officers other than the CEO (to which the following statement is irrelevant), qualifying for the Formula Bonus in whole or in part did not entitle any officer to any part of the discretionary portion of the bonus, and failure to qualify for any part of the Formula Bonus did not preclude any officer from receiving the maximum or any part of the discretionary portion. With respect to the discretionary portion, the plan provided that the CEO would, as mentioned above, classify, based on his subjective evaluation, 2008 performance of each officer as meeting one of three levels: “acceptable,” “very good,” or “exceptional.” No discretionary portion was to be earned by any officer whose performance was classified as “acceptable,” an amount equal to 6% (i.e., 30% of 20%) of the officer’s 2008 base salary was to be paid if the officer’s 2008 performance was classified as “very good,” and 9% (i.e., 45% of 20%) of the officer’s 2008 base salary was to be paid if the officer’s 2008 performance was classified as “exceptional.” The CEO’s subjective evaluations and recommendations regarding the other officers’ discretionary portion of the bonus were presented to the compensation committee for final approval. In combining the Formula Bonus and the discretionary portion, the maximum amount of any cash bonus that could be earned under the plan was 45% of the officer’s 2008 base salary.

The compensation committee retained some discretion under the plan. Utilizing that discretion, the compensation committee approved a suggestion from the CEO at the time that bonus amounts were being finalized that, rather than calculating the discretionary portion of the bonus utilizing the 0%, 6% and 9% thresholds discussed above, it would be more appropriate to propose a different, specific amount for each officer that was not tied to one of those three percentage options but was still within the 0% to 9% range. The amounts of the discretionary portion of the bonus utilizing this non-formulaic approach did not differ materially from the amounts that would have been paid had the formula been utilized. Mr. Nikolson resigned from TradeStation Group effective January 1, 2009. In connection with Mr. Nikolson’s resignation, he entered into a General Release of All Claims in favor of the company and its affiliates and subsidiaries in which he and the company agreed that he would not receive the discretionary portion of the bonus.

For 2009, the executive cash bonus compensation plan will be the same as the plan described above except that the Formula Bonus will be calculated as follows: The financial performance measurements that will be used to determine 100% of the potential bonus of the Chief Executive Officer and 80% of the potential bonus of the other officers (the “2009 Formula Bonus”) are the same for all officers, including the Chief Executive Officer. Two separate 2009 financial performance measurements will be used to determine the 2009 Formula Bonus, which will be considered independently and will each account, separately, for a different percentage (if any) of the 2009 Formula Bonus. The two 2009 financial performance measurements are (i) the Company’s 2009 brokerage commissions and fees (the largest component of the Company’s net revenues), which accounts for up to 40.0% of the 2009 Formula Bonus (and total bonus, since there is no discretionary portion) for the Chief Executive Officer and up to 37.5% of the 2009 Formula Bonus (30% of the total bonus) for the other officers, with brokerage commissions and fees of $143,160,000 deemed “acceptable,” brokerage commissions and fees of $157,366,000 deemed “very good,” and brokerage commissions and fees of $188,839,200 deemed “exceptional,” and (ii) the Company’s 2009 earnings per share (diluted), which accounts for up to 60.0% of the 2009 Formula Bonus (and total bonus, since there is no discretionary portion) for the Chief Executive Officer and up to 62.5% of the 2009 Formula Bonus (50% of the total bonus) for the other officers, with 54 cents deemed “acceptable,” 59 cents deemed “very good,” and 65 cents deemed “exceptional.” Also, earnings per share (diluted) targets will be adjusted to reflect the actual effects of any increase or decrease in the Company’s actual net interest income for 2009 to the extent actual net interest income would have been different if the interest rate assumptions used in the Company’s final 2009 target budget (an internal, non-public document approved by the Board of Directors in December 2008) proved to be accurate throughout the 2009 year. No other adjustments will be made in determining earnings per share (diluted) targets or in calculating earnings per share (diluted) for this purpose.

The changes made in determining the 2009 Formula Bonus were largely due to the unusual and extremely volatile market conditions experienced during the second half of 2008 and the reduction of interest rates to virtually zero. In 2008, the company earned record brokerage commissions and fees because of the unusually volatile market. Accordingly, the CEO determined that instead of setting percentage thresholds by which 2009 brokerage commissions and fees had to exceed actual 2008 brokerage commissions and fees (which exceeded the company’s expectations because of the extreme market volatility), it would be more realistic to set dollar thresholds that reflected what the company’s performance and growth goals, based on reasonably aggressive assumptions, should be without taking into account the unusual market events of 2008. The decrease in the earnings per share thresholds reflect the fact that the company expects its net interest income to be significantly lower in 2009 than it was in 2008 due to the fact that the federal funds target rate of interest was reduced several times during the course of 2008 and is now virtually 0%. However, these earnings per share thresholds are significantly higher than the estimates published in our 2009 Business Outlook in order to highly incentivize the Named Executive Officers (however, the compensation committee attempted to ensure that the thresholds were not unattainable, which could have had the effective of demoralizing the Named Executive Officers).

Long-Term Incentive Compensation

The compensation committee believes that the use of equity-based, long-term compensation plans directly links executive officers’ interests to enhancing the company’s value and increases the likelihood the company will retain the executive’s services. Since the company’s initial public offering in 1997, stock options, and, more recently, restricted stock awards, have been an integral part of the company’s executive compensation program in order to align the interests of the executive officers with the interests of the company’s shareholders and help ensure retention of the executive’s services. Stock option compensation is intended to bear a direct relationship to corporate performance in that, over the long term, share price appreciation depends, theoretically, upon corporate performance, and without share price appreciation the stock options are of no value to the option holder. Restricted stock awards, which are the issuance to the executive of company shares of common stock full rights to which, like stock options, vest over time with the unvested portions reverting to the company when the executive leaves his or her employment, also aligns the executive interests with those of the shareholders and increases the likelihood the executive will be motivated to remain with the company to achieve additional vesting, as those shares, once vested, have value even if the stock price does not increase.

Beginning in 2007, restricted stock awards and stock option grants have been generally provided to executive officers as a part of their initial compensation package upon becoming an employee of the company, and/or upon being promoted, at levels commensurate with their experience and responsibility. In addition, beginning in 2007, both restricted stock awards and stock options are considered at least annually by the compensation committee for all executive officers as part of company-wide grants (the company’s policies and procedures with respect to stock-based grants is discussed in a separate section below).

The company awarded stock options pursuant to its Incentive Stock Plan to Named Executive Officers in January 2009 (for 2008 performance), January 2008 (for 2007 performance) and January 2007 (for 2006 performance), as described in “Executive Compensation Tables – 2008 SUMMARY COMPENSATION TABLE” and “2008 GRANTS OF PLAN-BASED AWARDS.”

In 2008, in furtherance of the objectives articulated in the preceding paragraphs, the committee approved a formulaic plan for the grant to executives of annual equity-based awards as follows: Each executive’s 2008 grant, including the CEO’s, was, in total, of a value equal to 90% of the executive’s 2008 base salary, with 60% of that value in the form of a restricted stock award and 40% of that value in the form of stock options. The date of grant, as set forth in the committee’s written compensation policies and procedures, was the third Friday in January (January 18, in 2008) and, pursuant to our Incentive Stock Plan, the number of shares covered by each award was determined by the closing price of our common stock on that third Friday in January (January 18), which was $11.42. The restricted stock awards were determined by dividing 54% (60% of 90%) of the executives’ respective 2008 base salaries ($278,100, $166,860, $155,736, $155,736 and $147,393 for Messrs. Sredni, Nikolson, Fleischman, Stone and Black, respectively), by $11.42, resulting in restricted stock grants to Messrs. Sredni, Nikolson, Fleischman, Stone and Black of 24,352, 14,611, 13,637, 13,637 and 12,906, respectively. The stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2008 base salaries ($185,400 for Mr. Sredni, $111,240 for Mr. Nikolson, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 63% of the $11.42 closing price of the company’s common stock on January 18 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Messrs. Sredni, Nikolson, Fleischman, Stone and Black covering 25,769, 15,461, 14,430, 14,430 and 13,657 shares, respectively. All of these stock options were issued pursuant to the Company’s Incentive Stock Plan at exercise prices equal to the closing price of the Company’s common stock on January 18 ($11.42), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

In 2009, the committee utilized the same formulaic plan for the grant to executive officers of equity-based awards. Since the base salaries of the executive officers were not increased in 2009, the dollar value of both the restricted stock grants and the options grants were the same as the 2008 grants. The date of grant, as set forth in the committee’s written compensation policies and procedures, was the third Friday in January (January 16, in 2009) and, pursuant to our Incentive Stock Plan, the number of shares covered by each award was determined by the closing price of our common stock on that third Friday in January (January 16), which was $5.77. The restricted stock awards were determined by dividing 54% (60% of 90%) of the executives’ respective 2009 base salaries ($278,100, $155,736, $155,736 and $147,393 for Messrs. Sredni, Fleischman, Stone and Black, respectively), by $5.77, resulting in restricted stock grants to Messrs. Sredni, Fleischman, Stone and Black of 48,197, 26,990, 26,990 and 25,544, respectively. The stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2009 base salaries ($185,400 for Mr. Sredni, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 61% of the $5.77 closing price of the company’s common stock on January 16 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Messrs. Sredni, Fleischman, Stone and Black covering 52,674, 29,497, 29,497 and 27,917 shares, respectively. All of these stock options were issued pursuant to the Company’s Incentive Stock Plan at exercise prices equal to the closing price of the Company’s common stock on January 16 ($5.77), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

Certain stock options granted prior to February 2007 to the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Growth Officer (each NEOs) contained a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz fell below 25%. The aggregate beneficial ownership of William Cruz and Ralph Cruz fell below this threshold in April 2008 resulting in net additional compensation and benefits expense for these executives of approximately $833,000 for the year ending December 31, 2008. Of this amount, the expense associated with the Company’s Chief Executive Officer was approximately $528,000.

With respect to our executive officers, we believe that the value of outstanding vested and unvested stock options and restricted stock awards creates adequate long-term performance incentives and a meaningful stake in our business so that their interests are aligned, to a reasonable extent, with the interests of the company’s shareholders.

Employment Agreements

Generally, the company does not favor committing to a fixed term of employment (and the typically-related severance obligation if the company decides to terminate the employment before the fixed term) for any of its executives, or any other senior officers of the company. Exceptions are usually considered in connection with merger or other business acquisitions by the company, where committing to a fixed term (with a severance obligation) with certain executives of the acquiree is customary or otherwise reasonably required to ensure transition and employee morale of the acquired company. We believe we need to evaluate this philosophy about fixed-term employment agreements on a periodic basis in light of market factors and other facts and circumstances that appear or develop over time. We do currently use three types of written agreements relating to employment of executives: one, “management continuity agreements” (which may also be described as change-in-control agreements), discussed below, which apply currently to two executives; two, “agreements regarding employment” (which contain restrictive covenants and agreements relating to confidential information and non-competition), discussed below, which all company employees, including executives, are required to sign as a condition to employment; and three, standard corporate indemnity agreements, which are offered, in the same form and content, to all executive officers and directors.

Management Continuity Agreements (Change-in-Control Agreements)

In December 2005, the Company entered into a management continuity agreement with three of its executive officers – David Fleischman, Marc Stone and Joseph Nikolson. Mr. Nikolson’s agreement terminated upon his resignation effective January 1, 2009. Each management continuity agreement provides for potential severance payments during the 100-day period following a change in control, as that term is defined in the agreement, in an amount equal to up to two years of the executive’s annual cash compensation and health insurance premiums (currently, in the aggregate for Mr. Fleischman and Mr. Stone, approximately $1.5 million, which represents approximately $773,000 for Mr. Fleischman and approximately $757,000 for Mr. Stone). The severance payments are to be made following the change in control provided that the executive continues his employment for the 90-day period following the change in control and is not, prior to the end of such 90-day period, terminated for cause and does not resign without good reason (as those terms are discussed in more detail in the agreements). The management continuity agreements do not commit the company to retain any executive’s services for any fixed period of time, and do not provide for severance payments unless the company undergoes a change in control. The compensation committee’s rationale for providing these agreements to these executives is that it believes them to be in the best interests of the company and its shareholders to assure that the company will have the continued dedication of these executives through the transition period, should there be a change in control, and that it is imperative to diminish the distraction of these executives by virtue of the personal uncertainties that would arise should there be a change in control (as the positions held by these executives are often, if not typically, considered redundant after a change in control). Overall, the committee has determined that these management continuity agreements are consistent with the types of agreements offered by other companies and are important retention tools for these executives.

Agreements Regarding Employment (Non-Disclosure/Non-Solicitation/Non-Competition)

Virtually all employees, including all executive officers, have entered into agreements with the company which contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with the company during their employment with us and for a period of two years thereafter. If, after leaving the company’s employ, any employee is presented with an offer of employment or other opportunity that is competitive with the company’s business prior to the end of the two-year non-compete period, and the company exercises its contractual right not to waive the non-compete restriction, the company is required to pay the employee an amount equal to one-half the employee’s cash compensation over the remainder of the two-year period as additional, specific consideration for the non-compete. The company believes it is important to the protection of its intellectual property and confidential information and know-how that each employee, including each executive, sign this agreement as a condition to employment, and that the payment for the non-compete is both fair in those circumstances and, in our view, supports the enforceability of the non-compete. The company believes that its non-compete agreement is consistent with those implemented by companies that have products or services focused on valuable, proprietary software technology.

Stock Option Grants and Restricted Stock Awards

Pursuant to our Incentive Stock Plan, officers, employees and non-employee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units. Stock options and restricted stock awards (granted beginning in 2007) are the only types of awards that have ever been issued under the plan. As of December 31, 2008, 5,281,287 shares have been issued pursuant to options exercised under the plan, 351,444 shares have been issued pursuant to restricted stock awards, options to purchase 2,541,262 shares were outstanding, and 3,894,694 shares remained available for issuance of future awards.

As described earlier, this plan is administered by the compensation committee, which is authorized to determine, among other things, the employees to whom, and the times at which, options, restricted stock and other awards are to be granted, the number of shares subject to each option or restricted stock award, the applicable vesting schedule, and, for options, the exercise price (provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant). Fair market value is defined as the closing price on the date of grant or the closing price on the next trading day if the company’s common stock was not traded on the date of grant. The committee also determines the treatment to be afforded with respect to awards held by a participant in the plan in the event of termination of employment for any reason, including death, disability or retirement, or if there is a change in control. All outstanding options and restricted stock awards granted to Messrs. Sredni, Fleischman, Stone and Black vest automatically upon retirement (except for the 152,439 shares granted to Mr. Sredni on February 20, 2007), death, disability or a change in control (except that Mr. Black’s vest in the circumstance of a change in control only if he is terminated within one year following the change in control). Mr. Nikolson resigned from TradeStation Group effective January 1, 2009. In connection with Mr. Nikolson’s resignation, he entered into a General Release of All Claims in favor of the company and its affiliates and subsidiaries. Pursuant to the terms of the General Release of all Claims and pursuant to the stock option agreements governing each related grant to him, all options held by Mr. Nikolson that were not exercisable as of December 31, 2008 expired on January 1, 2009 and all options held by Mr. Nikolson that were exercisable as of December 31, 2008 will expire on December 31, 2009. In addition, pursuant to the terms of the General Release of all Claims and pursuant to the restricted stock agreements governing each related grant to him, all restricted shares issued to Mr. Nikolson were returned to TradeStation Group and cancelled as of January 1, 2009. For all other employees, accelerated vesting of all unvested options will occur if the company undergoes a change in control and the optionee’s employment is terminated by the company (or its successor) without cause within one year following the change in control. Under the plan, the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years. With respect to restricted stock awards, subject to a limited exception, no vesting may occur until at least the second anniversary of the date of grant if vesting is not based on a performance formula.

The compensation committee may delegate to the CEO the authority to grant options under the Incentive Stock Plan to employees (other than officers) of the company identified by the CEO. No such authority is currently delegated to the CEO, and there is no plan to delegate such authority at any later date. The Board has the power to amend the Incentive Stock Plan from time to time. Shareholder approval of a material amendment is generally required.

Pursuant to the company’s written compensation policies and procedures, which formalize many of the practices that have been used by the company over the years, stock-based grants may be made within one of the following six categories: (1) company-wide annual grants to reward performance for the year ended and to create additional performance incentive for future years; (2) the hiring of a senior, professional or similar type of employee (such as an officer, department head or experienced product development employee); (3) a promotion to a senior position that would normally receive options upon hiring; (4) to key executives and other employees of another company in connection with the acquisition by us of such other company; (5) to a consultant who or which will provide special or follow-up services to the company as part of a larger transaction involving that consultant or that consultant’s affiliate(s), or to consultants engaged from time to time to perform valuable services to the company; and (6) special circumstances, meaning a grant that does not fall into any of the five categories described above, but which the compensation committee determines would be in the best interests of the company.

Annual grants, beginning with the annual grant that followed the end of the 2006 year, are granted on the third Friday of the January immediately following the year end. Hiring and promotion grants, or grants to consultants not made as part of a larger transaction, are to be made on the date of hire or promotion, or engagement, if the grant has been approved by the compensation committee prior to the hire, promotion or engagement date. If compensation committee approval has not been obtained on or prior to the hire, promotion or engagement date, the grant will be submitted to the compensation committee for approval at a meeting held the same day as the Board and audit committee meetings which are generally held the day prior to the company’s quarterly earnings release (and which, generally, are all scheduled the prior year). Grants made in connection with an acquisition or other transaction are to be made the date of closing or other consummation of the acquisition or transaction (unless the terms of the acquisition or other transaction specify a later date). All of the foregoing grants are considered by the company to be “predetermined date grants,” as certain fixed and objective dates or events are determined, in advance, to be the grant date, without discretion to choose a different date at or near the time of the grant. All other grants (that is, grants that are not predetermined date grants) are to be granted the date approved by the compensation committee, except none of such other grants are to be made at a time the company is in possession of material, non-public information (positive or negative). If such a grant is approved at a time that material non-public information exists, the date of grant will be the second trading day following the release of such material, non-public information.

Annual grants to non-executive employees, as has been the case historically, are generally determined by a pre-set formula that determines the number of options granted based upon salary level or supervisory level (from a minimum of zero options to a fixed maximum number determined each year by the committee) and employment performance rating for the year (which determines whether the employee receives the minimum or maximum number or some number in-between). The compensation committee, at the suggestion or recommendation of the CEO, has the authority to approve individual annual grants that deviate from the formula made by the CEO, but such deviations have typically been minor. The terms of all other grants are at the discretion of the committee and are usually determined based on recommendations from the CEO.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan, also called our ESPP, provides for the issuance of a maximum of 500,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees. The ESPP is administered by the compensation committee. The ESPP, given its size (in the aggregate and per employee, per plan period), is generally viewed as a plan geared more to non-executive employees (although executives may participate). We believe the ESPP is an effective way to motivate the employees’ long-term performance and to align their interests to a reasonable extent with the interests of the company’s shareholders.

All employees whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the ESPP. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock, and the nonemployee directors, may not participate in the ESPP. To participate in the ESPP, an employee must authorize us in advance to deduct an amount (not less than one percent or more than ten percent of a participant’s total cash compensation) from his or her pay during six-month periods (each, a “Plan Period”). The maximum number of shares of common stock an employee may purchase in any Plan Period is 500 shares.

Through December 31, 2005, the per share exercise price for the option for each Plan Period was 85% of the lower of the market price of the common stock on the first and last business day of the Plan Period. Effective with the offering period beginning

January 3, 2006, the ESPP was amended so that the per share exercise price for the options for each Plan Period is equal to 85% of the market price of the Company’s common stock on the exercise date (i.e., the last day of the six-month Plan Period). If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions is refunded. An employee’s rights under the ESPP terminate upon his or her voluntary withdrawal from the ESPP or upon termination of employment. The first Plan Period (giving effect to the assumption of the predecessor company’s plan) began January 1, 1998. During the years ended December 31, 2008, 2007 and 2006, 20,985, 10,775 and 18,206, shares, respectively, of common stock were issued under the plan at average prices of $10.04, $9.91 and $11.24, respectively. As of December 31, 2008, there were 203,879 shares available for issuance under the ESPP.

The Board has the power to amend or terminate the ESPP. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the ESPP’s status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws, or by NASDAQ Marketplace Rule 5635(c).

Benefit Programs

We offer basic health, welfare and retirement programs to all employees. The benefit programs for executives are the same that are available to all regular, full-time employees of the company. The benefit programs include medical, life and accidental death and dismemberment insurance, an employee assistance program, and flexible spending accounts. Dental, vision, short-term and long-term disability, and dependent and premium health insurance alternatives are also offered, but are not paid for by the company.

We also have a defined contribution retirement plan which complies with Section 401(k) of the Internal Revenue Code. All employees with at least three months of continuous service are eligible to participate and may contribute up to 60% of their compensation, subject to the annual limit set by the Internal Revenue Service. Company contributions, if any, are vested 20% for each year of service. For the years ended December 31, 2008, 2007 and 2006, company contributions accrued under this plan were approximately $337,000, $482,000 and $294,000, respectively.

Compensation Committee Interlocks and Insider Participation

We formed the compensation committee of the Board in December 2000, at which time two independent directors were appointed as members. During 2008, Stephen C. Richards, who was, and Charles F. Wright, who is, an independent director served on the compensation committee. The compensation (including salaries, bonuses, stock awards and stock options) of the company’s executive officers for 2008 was determined by the compensation committee. No member of the compensation committee was an officer or employee of the company during 2008, was formerly an officer of the company, or was a party to any transaction with the company since the beginning of 2008, or is a party to any currently proposed transaction with the company, requiring disclosure under Item 404 of Regulation S-K. Mr. Richards retired from the Board in March 2009 and has been replaced on the compensation committee by Denise Dickins, who is an independent director.

Compensation Committee Report

The compensation committee is composed entirely of “independent directors” as determined by the board of directors in accordance with the listing standards of the NASDAQ Stock Market.

The board of directors has adopted a written compensation committee charter, which is reviewed each year. The charter is available in the “Investor Relations” section of www.tradestation.com.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions referred to above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board.

Charles F. Wright, Chairman

Denise Dickins

Executive Compensation Tables

The following tables provide information about executive compensation.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to all compensation paid or earned for services rendered to us in the three years ended December 31, 2008 by our Named Executive Officers. We did not have a pension plan or a long-term incentive plan, and had not granted any stock appreciation rights as of December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Salomon Sredni Chief Executive Officer and President	2008	515,000	151,281	444,914	883,710	24,512	2,019,417
	2007	483,650	50,000	344,828	477,930	15,182	1,371,590
	2006	355,000	106,500	—	409,996	21,769	893,265

David H. Fleischman Chief Financial Officer, Vice President of Finance and Treasurer	2008	288,400	87,962	49,817	202,524	9,470	638,173
	2007	277,500	40,000	10,807	98,472	9,247	436,026
	2006	250,000	80,000	—	66,090	9,085	405,175

Joseph Nikolson Chief Growth Officer; and Chief Executive Officer and President, TradeStation Securities	2008	309,000	72,615	76,622	199,790	158,028	816,055
	2007	295,000	40,000	21,614	100,940	9,247	466,801
	2006	250,000	80,000	—	63,378	8,805	402,183

T. Keith Black Vice President of Product Development, TradeStation Technologies	2008	272,950	72,331	48,489	145,720	8,134	547,624
	2007	264,375	25,000	10,807	141,285	7,951	449,418
	2006	248,958	35,000	—	60,723	7,466	352,147

Marc J. Stone Vice President of Corporate Development, General Counsel and Secretary	2008	288,400	76,426	49,817	193,248	9,470	617,361
	2007	277,500	40,000	10,807	95,000	9,247	432,554
	2006	250,000	80,000	—	55,983	9,085	395,068

(1)	Represents bonus earned during the year but paid in subsequent year.
(2)	The amounts set forth in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with SFAS 123 (revised 2004), Share-Based Payment. Assumptions used in the calculation of these amounts are included in Note 10, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2008 and Note 9, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal years ended 2007 and 2006. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Certain stock options granted prior to February 2007 to Messrs. Sredni, Fleischman, Stone and Nikolson contained a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz fell below 25%. The aggregate beneficial ownership of William Cruz and Ralph Cruz fell below this threshold in April 2008 resulting in net additional compensation expense of approximately $860,000 for the year ending December 31, 2008. Of this amount, the expense associated Messrs. Sredni, Fleischman, Stone and Nikolson was approximately $528,000, $100,000, $103,000 and $103,000, respectively.
(3)	All other compensation includes 401(k) plan company matching contributions on behalf of the Named Executive Officer earned during the year but paid in the subsequent year and benefits paid for health insurance. For Salomon Sredni, all other compensation also includes amounts paid for a business club membership and related events. For Joseph Nikolson, this amount also includes a lump sum payment of $148,558 made to Mr. Nikolson on December 31, 2008 in consideration for Mr. Nikolson’s entering into a General Release of All Claims in favor of the company in connection with Mr. Nikolson’s resignation effective January 1, 2009.

2008 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the options and restricted shares that were granted and issued during the fiscal year ended December 31, 2008 (which related to 2007 performance) to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares Of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Grant Date Fair Value of Stock And Option Awards ($)(4)
Salomon Sredni	1/18/2008	—	25,769	11.42	180,043
	1/18/2008	24,352	—	NA	278,100

David H. Fleischman	1/18/2008	—	14,430	11.42	100,820
	1/18/2008	13,637	—	NA	155,736

Joseph Nikolson (5)	1/18/2008	—	15,461	11.42	108,023
	1/18/2008	14,611	—	NA	166,860

T. Keith Black	1/18/2008	—	13,657	11.42	95,419
	1/18/2008	12,906	—	NA	147,393

Marc J. Stone	1/18/2008	—	14,430	11.42	100,820
	1/18/2008	13,637	—	NA	155,736

(1)	These restricted stock awards were granted under our Incentive Stock Plan. The restricted stock awards vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and vest 100% upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control or, in some cases, retirement), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.
(2)	These options were granted under our Incentive Stock Plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date.
(3)	All options were granted at “fair market value” defined as the closing price of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.
(4)	The grant date fair values of the 2008 option grants were determined by multiplying the number of options granted by a fair value per share of $6.99. Assumptions used in the calculation of fair value per share are included in Note 10, Stock Based Compensation, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The grant date fair value of the 2008 restricted stock awards were determined by multiplying the number of restricted shares granted by a fair value per share of $11.42. The fair value per share of the restricted stock were the closing prices of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.
(5)	Mr. Nikolson resigned from the company effective January 1, 2009. In connection with Mr. Nikolson’s resignation, he entered into a General Release of All Claims in favor of the company and its affiliates and subsidiaries. Pursuant to the terms of the General Release of all Claims and pursuant to the stock option agreements governing each related grant to him, all options held by Mr. Nikolson that were not exercisable as of December 31, 2008 (including all of the options granted to him on January 18, 2008 as set forth in this table) expired on January 1, 2009. In addition, pursuant to the terms of the General Release of all Claims and pursuant to the restricted stock agreements governing each related grant to him, all restricted shares issued to Mr. Nikolson were returned to TradeStation Group and cancelled as of January 1, 2009.

In January 2009, options to purchase an aggregate of 194,713 shares of common stock and 178,164 restricted shares of common stock were granted and issued to six executive officers for performance during the 2008 fiscal year. The options and restricted shares were granted and issued under the Incentive Stock Plan. The options vest ratably over five years and the restricted shares vest 50% at the third anniversary of the date of issuance and the balance vest at the sixth anniversary. Vesting of the options and restricted shares accelerates 100% in the event of the officer’s death or disability, or following a change in control, and, with respect to the restricted shares only, also upon retirement.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Salomon Sredni	1999	100,000	—	8.57	5/05/2009	—	—
	2000	60,000	—	6.63	1/16/2010	—	—
	2001	60,000	—	2.13	1/03/2011	—	—
	2002	73,123	—	1.47	1/28/2012	—	—
	2002	30,000	—	1.39	12/24/2012	—	—
	2003	200,000	—	9.03	12/30/2013	—	—
	2005	100,000	—	7.11	1/03/2015	—	—
	2006	50,000	—	15.54	1/13/2016	—	—
	2007	50,000	—	12.43	1/19/2017	—	—
	2007	—	—	—	—	121,951	1,732,924	(3)
	2008	—	25,769	11.42	1/18/2018	—	—
	2008	—	—	—	—	24,352	157,070	(5)

	Total	723,123	25,769			146,303	1,889,994

David H. Fleischman	2001	15,000	—	3.07	2/01/2011	—	—
	2002	40,000	—	1.47	1/28/2012	—	—
	2002	20,000	—	1.39	12/24/2012	—	—
	2003	20,000	—	9.03	12/30/2013	—	—
	2005	16,000	—	7.11	1/03/2015	—	—
	2006	10,000	—	15.54	1/13/2016	—	—
	2007	10,000	—	12.43	1/19/2017	—	—
	2007	2,000	8,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)
	2008	—	14,430	11.42	1/18/2018	—	—
	2008	—	—	—	—	13,637	87,959	(5)

	Total	133,000	22,430			27,564	285,862

Joseph Nikolson (6)	2002	4,000	—	1.39	12/24/2012	—	—
	2003	12,000	—	9.03	12/30/2013	—	—
	2005	9,600	—	7.11	1/03/2015	—	—
	2006	10,000	—	15.54	1/13/2016	—	—
	2007	10,000	—	12.43	1/19/2017	—	—
	2007	2,000	8,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	27,855	395,820	(4)
	2008	—	15,461	11.42	1/18/2018	—	—
	2008	—	—	—	—	14,611	92,241	(5)

	Total	47,600	23,461			42,466	488,061

	Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
T. Keith Black	2002	3,000	—	1.39	12/24/2012	—	—
	2003	20,000	—	9.03	12/30/2013	—	—
	2005	12,000	8,000	7.11	1/03/2015	—	—
	2006	6,000	4,000	15.54	1/13/2016	—	—
	2007	8,000	2,000	12.43	1/19/2017	—	—
	2007	6,000	24,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)
	2008	—	13,657	11.42	1/18/2018	—	—
	2008	—	—	—	—	12,906	83,244	(5)

	Total	55,000	51,657			26,833	281,147

Marc J. Stone	2002	3,000	—	1.39	12/24/2012	—	—
	2003	8,000	—	9.03	12/30/2013	—	—
	2005	9,600	—	7.11	1/03/2015	—	—
	2006	10,000	—	15.54	1/13/2016	—	—
	2007	10,000	—	12.43	1/19/2017	—	—
	2007	2,000	8,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)
	2008	—	14,430	11.42	1/18/2018	—	—
	2008	—	—	—	—	13,637	87,959	(5)

	Total	42,600	22,430			27,564	285,862

(1)	These options were granted under our Incentive Stock Plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date. Certain stock options granted prior to February 2007 to Messrs. Sredni, Fleischman, Stone and Nikolson contained a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz fell below 25%. The aggregate beneficial ownership of William Cruz and Ralph Cruz fell below this threshold in April 2008 resulting in these options becoming exercisable.
(2)	Market value is based on the $14.21 closing price of the company’s common stock on December 31, 2007 for restricted stock issued in 2007 and the $6.45 closing price of the company’s common stock on December 31, 2008 for restricted stock issued in 2008.
(3)	On February 20, 2007, Mr. Sredni was granted a restricted stock award of 152,439 shares, which shares vest ratably over a five-year period, 20% on each anniversary of the date of grant.
(4)	These restricted stock grants were made on July 27, 2007 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.
(5)	These restricted stock grants were made on January 18, 2008 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.

(6)	Mr. Nikolson resigned from the company effective January 1, 2009. In connection with Mr. Nikolson’s resignation, he entered into a General Release of All Claims in favor of the company and its affiliates and subsidiaries. Pursuant to the terms of the General Release of all Claims and pursuant to the stock option agreements governing each grant, all options held by Mr. Nikolson that were not exercisable as of December 31, 2008 expired on January 1, 2009 and all options held by Mr. Nikolson that were exercisable as of December 31, 2008 will expire on December 31, 2009. In addition, pursuant to the terms of the General Release of all Claims and pursuant to the restricted stock agreements governing each grant, all restricted shares issued to Mr. Nikolson were returned to the company and cancelled as of January 1, 2009.

2008 OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 2008. The following table summarizes the restricted stock that vested for the Named Executive Officers during the fiscal year ended December 31, 2008.

Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Salomon Sredni	30,488	310,063
David H. Fleischman	—	—
Joseph Nikolson	—	—
T. Keith Black	—	—
Marc J. Stone	—	—

(1)	Amount represents the number of shares vested multiplied by $10.17, the closing price of the company’s common stock on February 20, 2008, which was the date on which the shares vested.

Proposal 1

ELECTION OF DIRECTORS

Five directors, which will constitute the entire Board, are to be elected at the annual meeting to hold office until the annual meeting of shareholders next succeeding their election and until their respective successors are elected and qualified or as otherwise provided in the bylaws of the company.

The Board has designated the persons listed below to be nominees for election as directors. Each of the nominees, except for Mr. Leight, is currently serving as a director of the company and each of the nominees has consented to being named in the proxy statement and to serve if elected. The company has no reason to believe that any of the nominees will be unavailable for election. However, should any nominee become unavailable, the Board may designate a substitute nominee or authorize a lower number of directors. Each proxy will be voted for the election to the Board of all of the Board’s nominees unless authority is withheld to vote for all or any of those nominees.

Name	Director Since
Denise Dickins	2005
Michael W. Fipps	2002
Nathan D. Leight	N/A
Salomon Sredni	1997
Charles F. Wright	2001

For biographical and other information (including their principal occupation for at least the past five years) regarding all of the nominees, see “DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS.”

Required Vote

The nominees for directors who receive a plurality of the votes cast by the holders of outstanding shares of common stock entitled to vote at the annual meeting will be elected. Abstentions (withheld authority) and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

The Board recommends a vote FOR the election of each of the nominees listed above.

The company has been advised that each of William R. Cruz and Ralph L. Cruz and their respective family limited partnerships intend to vote their respective shares in favor of all of the director nominees.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE

TRADESTATION GROUP, INC. AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

SUMMARY OF PLAN

The Board submits to the shareholders for their approval an amendment to the Amended and Restated Nonemployee Director Stock Option Plan (the “Director Plan”) to increase the number of shares reserved for issuance under the Director Plan from 350,000 shares of common stock to 700,000 shares of common stock, subject to future antidilution adjustments. The material provisions of the Director Plan are summarized below.

Purpose

The purpose of the Director Plan is to provide incentives which will attract and retain outstanding individuals to serve as independent directors. It is intended to enable independent directors to own stock in the company, thereby strengthening the mutuality of interest between them and the company’s shareholders.

Number of Shares

The company originally reserved 175,000 shares of common stock for issuance of nonqualified stock options under the Director Plan, subject to further antidilution adjustments. In 2001, the company amended the Director Plan to increase the number of shares of common stock reserved for issuance under the Director Plan from 175,000 to 350,000. This amendment was approved by the company’s shareholders. Of such 350,000 shares, only 32,000 shares remain available for future option grants as of the record date of April 6, 2009 as a result of prior exercises of options and outstanding option grants. See “Outstanding Awards” below. The proposed amendment to the Director Plan would increase the number of shares reserved for issuance under the Director Plan to 700,000 shares of common stock, subject to future antidilution adjustments.

Administration

The Director Plan is administered by the Board of Directors. The Board of Directors is authorized to determine, among other things, the number of shares, up to 75,000 shares, of common stock an independent director will be granted the option to purchase upon initial election to the Board.

Eligibility

Only independent directors are eligible to participate in the Director Plan.

Types of Awards

The Director Plan permits only the grant of nonqualified stock options (“NSOs”) to independent directors. NSOs do not qualify for preferred tax treatment under Section 422 of the Internal Revenue Code. See “Federal Income Tax Consequences” below. These stock options are described below.

Stock Options

The stock options are granted to independent directors in the form of agreements which enable the optionee to purchase a specific number of shares of common stock at set terms and a fixed purchase price. The grant upon initial election to the Board of Directors may not exceed 75,000 shares, and is determined by the Board at such time. Upon each reelection to the Board of Directors an independent director is automatically awarded NSOs to purchase 7,000 shares of common stock. An annual option upon reelection will not be granted if the date of reelection is not at least twelve months later than the date of the initial grant unless the initial grant was in connection with the election of the independent director at an annual meeting and the subsequent annual meeting is less than twelve months later than the annual meeting at which the independent director was elected.

The fixed purchase price is required to be the fair market value of the common stock on the date of the grant, which is defined as the closing price of shares of common stock as reported on The NASDAQ Stock Market on the date of grant.

The vesting schedule of any option grant that is authorized is one-third, ratably over the first three anniversaries of the date of grant, provided that an option becomes fully vested and exerciseable upon an independent director’s death or retirement from the Board if such event occurs on or after the first anniversary of the date the option is granted. The Director Plan defines “retirement” as an independent director’s termination of service as a director after reaching the age of 70 or any time with the consent of the Board. The exercise date may not be later than the tenth anniversary of the date of grant or such shorter period as determined by the Board upon grant, provided that, upon ceasing to serve as an independent director, the independent director (or his estate) only has up to 90 days (up to 180 days if a retirement and up to one year if death) to exercise the options that are vested and exerciseable at the time of the independent director’s termination of service.

Options are deemed exercised on the date written notice of exercise is received by the Secretary of the company accompanied by (i) a check for the purchase price of the shares to be purchased; (ii) delivery of shares of common stock that have been owned by the independent director for at least six months having a fair market value on the date of exercise equal to the purchase price of the shares to be purchased; or (iii) a combination of items (i) and (ii).

Other Terms

Awards granted under the Director Plan are non-transferable by the participant, other than as required by law (including a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employment Retirement Income Security Act, or the rules thereunder), by will or the laws of descent and distribution or to the participant’s immediate family (which is limited to the participant’s spouse, children, grandchildren or other lineal descendents), or to one or more trusts or family partnerships for the benefit of such immediate family members. Except with respect to a qualified domestic relations order, stock options may be exercised during the lifetime of the participant only by the participant or the participant’s guardian or legal representative.

If the company at any time changes the number of issued common stock without new consideration to the company (such as by stock dividend or stock split), the total number of shares available for stock options under the Director Plan will be appropriately adjusted and the number of shares covered by each outstanding stock option grant and the exercise price for each outstanding stock option grant will be adjusted so that the aggregate consideration payable to the company and the value of each option will not be changed.

In the event any sale of assets, merger, consolidation, reorganization or other similar transaction which results in the outstanding common stock being converted into or exchanged for different securities, cash or other property, the Board will cause adequate provision to be made whereby the optionee will be entitled to receive, upon exercise of the stock option grant, an equivalent amount of securities, cash or other property received with respect to the common stock in such transaction as would have been received upon exercise of the stock option grant immediately prior to such transaction.

The Director Plan and actions taken in connection therewith are governed by and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflicts of laws).

The Board may amend, suspend or discontinue the Director Plan at any time, but such amendment, suspension or discontinuation may not adversely affect any outstanding stock option without the consent of the holder.

Stock option grants and the exercise thereof are subject to any additional applicable restrictions under Rule 16b-3.

Registration of Underlying Common Stock

The company has filed Registration Statements on Form S-8 with the SEC in order to register the number of shares of common stock reserved for issuance under the Director Plan. To the extent that such Registration Statements are effective under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock issued upon the exercise of outstanding stock options granted under the Director Plan will be immediately and freely tradable without restriction under the Securities Act, subject to applicable volume limitations, if any, under Rule 144 promulgated under the Securities Act and Section 16 of the Exchange Act. Subject to the approval of the company’s shareholders of this Proposal 2, it is currently contemplated that at the appropriate time the company will file an additional Registration Statement on Form S-8 in order to register the additional 350,000 shares of common stock reserved for issuance under the Director Plan as amended.

Outstanding Awards

As of the record date of April 6, 2009, options to purchase 151,000 shares were outstanding under the Director Plan. An additional 167,000 options have been exercised which, without giving effect to the proposed amendment, leaves 32,000 shares reserved for issuance. In general, the options that have been granted under the Director Plan vest at the rate of 33 1/3% per year and have a total term of five years. The options which have been granted under the Director Plan immediately vest and become exercisable upon termination of the directorship due to death or retirement.

The options to purchase shares granted under the Director Plan that were outstanding as of the record date have a weighted average exercise price of approximately $10.44 per share.

Recent Price of Common Stock

On April 16, 2009, the closing sale price of the company’s common stock on The NASDAQ Stock Market was $7.85 per share.

Federal Income Tax Consequences

The following is a brief summary of the applicable federal income tax consequences of options granted under the Director Plan based on U.S. federal income tax laws in effect on the date of this Proxy Statement. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A GRANTEE MAY RESIDE.

With respect to the options (all of which are NSOs): (i) generally, no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss recognized (after increasing the basis of such shares by the amount of any ordinary income previously recognized) is treated as short-term or long-term capital gain or loss (as the case may be) depending on how long such shares are held. To qualify for long-term capital gain treatment, such shares will have to be held for more than one year and, if not, any short-term capital gain shall be taxable at ordinary income tax rates.

To ensure compliance with Treasury Department Circular 230, optionees are hereby notified that (a) any discussion of U.S. federal income tax issues in this Proxy Statement is not intended or written to be relied upon, and cannot be relied upon, by them for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) such discussion is included herein by the company in connection with the matters addressed herein; and (c) optionees should seek advice based on their particular circumstances from an independent tax advisor.

AMENDMENT TO THE AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

Proposal

Because the Board considers the Amended and Restated Nonemployee Director Stock Option Plan a very effective means to attract and retain outstanding individuals to serve as independent directors, which the Board believes is important for the success and future growth and development of the company, the Board, on March 9, 2009, approved an amendment to the Amended and Restated Nonemployee Director Stock Option Plan, subject to the approval of the Company’s shareholders. The Board seeks the approval of the company’s shareholders to increase the number of shares of common stock issuable pursuant to the Amended and Restated Nonemployee Director Stock Option Plan from 350,000 shares to 700,000 shares.

Purpose of the Amendment

The purpose for increasing the number of shares available for issuance under the Amended and Restated Nonemployee Director Stock Option Plan is to ensure that the company will continue to be able to grant stock options as incentives to attract and retain outstanding individuals as independent directors.

Required Vote

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting which cast a vote on Proposal 2 is necessary for the adoption and approval of the proposed amendment to the Amended and Restated Nonemployee Director Stock Option Plan.

The Board recommends a vote FOR approval of the amendment to the Amended and Restated Nonemployee Director Stock Option Plan.

The company has been advised that each of William R. Cruz and Ralph L. Cruz and their respective family limited partnerships intend to vote their respective shares in favor of approval of the proposed amendment to the Amended and Restated Nonemployee Director Stock Option Plan.

Proposal 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board authorized the engagement of Ernst & Young LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP will serve at the pleasure of the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions.

The audit committee is committed to ensuring the independence of its independent auditor. All engagements of Ernst & Young LLP by the company are pre-approved by the audit committee. During the company’s 2008 and 2007 fiscal years, Ernst & Young LLP performed services for the company for fees and expenses as follows:

		2008	2007
1.	Audit Fees (1)	$504,000	$615,328
2.	Audit-Related Fees (2)	—	2,900
3.	Tax Fees	—	—
4.	All Other Fees	—	—

(1)    Audit fees consisted of services rendered for the audits of TradeStation Group and its subsidiaries’ annual consolidated and separate financial statements, the audit of the effectiveness of internal control over financial reporting, quarterly reviews of TradeStation Group’s interim financial statements, consents, and reviews of documents filed with the Securities and Exchange Commission and the statutory audit of TradeStation Europe Limited.

(2)    Audit-related fees consisted of accounting consultations relating to company projects.

Shareholder approval of the company’s independent registered public accounting firm is not required under Florida law. We are submitting the audit committee’s selection of Ernst & Young LLP to the company’s shareholders for ratification in order to determine whether the shareholders generally approve of the company’s independent registered public accounting firm. If selection of Ernst & Young LLP is not ratified by the shareholders, the audit committee will reconsider its selection.

Required Vote

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting which cast a vote on Proposal 3 is necessary for the ratification of the selection of the independent registered public accounting firm.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

The company has been advised that each of William R. Cruz and Ralph L. Cruz and their respective family limited partnerships intend to vote their respective shares in favor of ratification of the selection of the independent registered public accounting firm.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2010 annual meeting of shareholders must be submitted to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, no later than December 29, 2009 in order to receive consideration for inclusion in the company’s 2010 proxy materials. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

The persons named as proxies for the 2010 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. Generally, in the event that the company receives notice of a shareholder proposal no later than the close of business on the sixtieth (60th) day, and no earlier than the close of business on the ninetieth (90th) day, prior to the first anniversary of the date of the preceding year’s annual meeting, then, as long as the company includes in its proxy statement for the 2010 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to, and except to the extent limited by, the rules of the SEC governing shareholder proposals.

HOUSEHOLDING

“Householding” means that we may deliver a single set of proxy materials to households with multiple shareholders provided that certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our Proxy Statement and annual report at your request if you are a shareholder who is in a household that participates in the householding of our proxy materials. In addition, you may request that we deliver separate copies in the future. In either case, you may send your request to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, or by calling our investor relations department at (954) 652-7000. If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact us in the same manner.

OTHER MATTERS

EACH PERSON SOLICITED MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (WITH EXHIBITS) FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO THE ATTENTION OF THE SECRETARY OF THE COMPANY, AT THE COMPANY’S EXECUTIVE OFFICES LOCATED AT TRADESTATION BUILDING, 8050 S.W. 10TH STREET, SUITE 4000, PLANTATION, FLORIDA 33324.

Appendix A

TRADESTATION GROUP, INC.

AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

1. Purpose. The purpose of the Plan is to attract and retain outstanding individuals to serve as members of the Board of Directors of TradeStation Group, Inc. (the “Company”) by providing such persons opportunities to acquire common stock, $.01 par value, of the Company (“Common Shares”), thereby strengthening the mutuality of interest between such persons and the Company’s shareholders.

2. Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of Three Hundred Fifty Thousand (350,000) Common Shares, which shall be authorized but unissued shares, reduced by an aggregate amount of shares of common stock, $.01 par value, of Omega Research, Inc., the predecessor of the Company (“Omega Research”), issued by Omega Research prior to December 29, 2000 pursuant to the exercise of options granted under the Plan. If there is a lapse, expiration, termination or cancellation of any option granted under the Plan by the Company or Omega Research, all unissued shares subject to or reserved for such option may again be used for new options granted under the Plan.

3. Participation. Participation in the Plan is limited to members of the Board of Directors who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a “Nonemployee Director” or “Participant”).

4. Options to be Granted under the Plan. Effective on or about the date of a Nonemployee Director’s initial election to the Board of Directors (which initial election shall be deemed to have occurred when elected by the Board of Directors of either the Company, Omega Research or onlinetradinginc.com corp.), each Nonemployee Director may be awarded nonqualified stock options to purchase up to a maximum of Seventy-Five Thousand (75,000) Common Shares (the “Initial Option”). The actual number of stock options awarded to each Nonemployee Director comprising the Initial Option shall be determined by the Board of Directors as it deems necessary or advisable and in the best interests of the Company in order to attract and obtain outstanding and highly qualified candidates to serve on the Company’s Board of Directors. Upon each re-election of such Nonemployee Director to the Board of Directors at the Company’s annual meeting of shareholders (“Annual Meeting”) commencing with the Annual Meeting held on June 18, 2001, each Nonemployee Director shall automatically be awarded an additional nonqualified stock option (the “Additional Option”) to purchase Seven Thousand (7,000) Common Shares, provided, however, that, unless the Nonemployee Director has been elected as a director at the Company’s previously-held, regularly-scheduled Annual Meeting (in which case the following exception is not intended to, and shall not, apply), such Nonemployee Director shall not be granted such Additional Option upon such re-election if such Nonemployee Director was granted an Initial Option in the immediately preceding twelve (12)-month period upon his or her initial election to the Board of Directors in accordance with this Section 4. The Company is authorized to provide the Participant with a stock option agreement consistent with the terms of the Plan.

5. Option Exercise Price. Each option granted under the Plan shall be exercisable at an option price equal to 100% of the Fair Market Value (as defined in Section 10 hereof) of the Common Shares on the date of grant hereunder.

6. Limitations on Exercise. Any option granted under the Plan may be exercised (in accordance with Section 7 hereof) in whole or in part, from time to time after the date granted, subject to the following limitations:

(a) No option granted hereunder may be exercised during the first year following the date such option was granted. Thereafter, each option may be exercised:

(i) to a maximum cumulative extent of one-third ( 1 /3) of the total shares covered by the option on or after the first anniversary of the date the option was granted;

(ii) to a maximum cumulative extent of two-thirds ( 2/3) of the total shares covered by the option on or after the second anniversary of the date the option was granted; and

(iii) to a maximum cumulative extent of 100% of the total shares covered by the option on or after the third anniversary of the date the option was granted.

Notwithstanding the limitations of Section 6(a) above, any option granted under the Plan shall become fully exercisable upon the death of the Nonemployee Director while serving on the Board of Directors or upon the Retirement (as hereinafter defined in this Section 6(b)) of the Nonemployee Director if such death or Retirement occurs on or after the first anniversary of the date such option was issued. For these purposes, “Retirement” means a Nonemployee Director’s termination of service as a member of the Board of Directors after age 70 or at any time with the consent of the Board of Directors. Further, notwithstanding the limitations of Section 6(a) above, any option granted under the Plan shall become fully exercisable upon a Change in Control. For these purposes, a “Change in Control” means the occurrence of any of the following: (A) any person or entity unaffiliated with the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Act of 1933, as amended), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities; (B) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of the Company (or similar transaction) in which no person or entity acquires more than fifty (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (C) the consummation of the sale or disposition by the Company, directly or indirectly, of all or substantially all of the Company’s assets or accounts other than (x) the sale or disposition of all or substantially all of the assets of the Company to a subsidiary of the Company or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to a Nonemployee Director, if the Nonemployee Director is part of a purchasing group which consummates a transaction causing a Change in Control. A Nonemployee Director shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Nonemployee Director is a direct or indirect equity participant in the purchasing company or group; provided however, that the Nonemployee Director shall not be considered part of a purchasing group if the Nonemployee Director owns, directly or indirectly, 1% or less of the outstanding securities of the purchasing company or group.

For stock options issued prior to March 8, 2007, the definitions of Change in Control and Sale of the Company in effect under the Plan and used in the stock option agreements issued for those grants shall continue to apply, and the definition above shall apply to grants on or after March 8, 2007.

(b) Any option granted under the Plan shall not be exercised after the earliest to occur of any of the following events:

(i) more than ninety (90) days after termination of any Nonemployee Director’s service as a member of the Board of Directors for any reason other than death or Retirement (and then only to the extent that such Nonemployee Director could have exercised such option on the date of termination);

(ii) more than one hundred eighty (180) days after a Nonemployee Director’s Retirement from the Board of Directors (and then only to the extent that such Nonemployee Director could have exercised such option on the date of Retirement, after giving effect to Section 6(b) above);

(iii) more than twelve (12) months after death of a Nonemployee Director (and then only to the extent that such Nonemployee Director could have exercised such option on the date of death, after giving effect to Section 6(b) above); or

(iv) more than ten (10) years from the date the option is granted.

7. Method and Time of Exercise: Delivery of Certificates. Any option granted under the Plan shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company at the Company’s corporate headquarters. Such notice shall be accompanied by: (a) a check payable to the Company for the purchase price of the shares to be purchased; or (b) delivery of Common Shares owned by the Participant for at least six (6) months whose Fair Market Value on the date of exercise equals the purchase price of the shares to be purchased; or (c) any combination of the foregoing.

8. Nontransferability. Any option granted under this Plan shall not be transferable other than as required by law or by will or the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant or the Participant’s guardian or legal representative. If a Nonemployee Director dies during the option period, any option granted to such Participant may be exercised by his estate or the person to whom the option passes by will or the laws of descent and distribution, but only in accordance with Section 6 above. Notwithstanding the foregoing, an option shall automatically become transferable to the Participant’s “immediate family members” or trusts or family partnerships for the benefit of such persons. For purposes of this Section 8, “immediate family members” shall mean the Participant’s spouse and lineal descendants.

9. Other Provisions; Securities Registration. The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate, including, without limitation, such provisions as may be appropriate to comply with federal or state securities laws and stock listing requirements.

10. Definition of Fair Market Value. For purposes of the Plan and any options granted hereunder, Fair Market Value of Common Shares shall be the closing price for the Company’s Common Shares as reported on The NASDAQ Stock Market (or such other exchange or consolidated transaction reporting system on which such Common Shares are primarily traded) on the date of grant (or the closing price on the next trading date if Common Shares were not traded on the date of grant); provided, however, that, if the Company’s Common Shares are not at the applicable time readily tradable on a national securities exchange or other market system, Fair Market Value shall mean the amount determined in good faith by the Board of Directors as the fair market value of the Common Shares of the Company.

11. Adjustment Provisions. If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding option and the exercise price thereunder shall be automatically adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed. If, during the term of any option granted under the Plan, the Common Shares shall be changed into another kind of stock, securities, cash or other property, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Board of Directors shall cause adequate provision to be made whereby all Participants shall thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property such Participants would have been entitled to receive immediately prior to the effective date of any such transaction for Common Shares which could have been acquired through the exercise of such options.

12. Amendment or Discontinuation of Plan. The Board of Directors may amend the Plan at any time or suspend or discontinue the Plan at any time, but no such action shall adversely affect any outstanding option.

13. Governing Law. The Plan and any options granted hereunder shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflicts of laws).

14. Shareholder Approval. The Plan was originally adopted by the Board of Directors of Omega Research and approved by the shareholders of Omega Research on July 24, 1997. On January 2, 1998, Omega Research’s Board of Directors amended the Plan to increase the number of options that may be awarded to such individuals upon their initial election to the Board of Directors. The Plan was then assumed as of December 29, 2000 by the Company pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 19, 2000 among Omega Research, onlinetradinginc.com corp., the Company, Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, and, in connection therewith, the Plan was further amended by the Company’s Board of Directors on December 22, 2000 to be effective as of December 29, 2000 (the effective time of the merger pursuant to the foregoing Plan of Merger and Reorganization (the “Effective Time”)), to reflect, among other things, the Company’s assumption of the Plan as of the Effective Time and to provide that all shares issuable after the Effective Time upon exercise of any options granted under the Plan will be shares of $.01 par value common stock of the Company. The Plan in such amended form was approved by the Company’s shareholders on December 22, 2000, to be effective as of the Effective Time. On May 17, 2001, the Company’s Board of Directors approved an amendment to the Plan, subject to the approval of the Company’s shareholders, to increase the number of Common Shares reserved for issuance under the Plan from 175,000 to 350,000 and to increase the number of Common Shares included in the options automatically granted to a nonemployee director upon each annual reelection from 3,000 to 7,000. Such amendment was approved by the Company’s shareholders on June 18, 2001. The Plan was subsequently amended by the Company’s Board of Directors, effective as of January 30, 2002, to clarify that the options granted under the Plan will become fully exercisable upon a Change in Control or a Sale of the Company. The Plan was subsequently amended by the Company’s Board of Directors, effective as of June 6, 2006, to clarify that a Nonemployee Director is to automatically receive an Additional Option if the Initial Option was received in connection with being elected at the last Annual Meeting, even if the current Annual Meeting date is fewer than twelve months from that preceding Annual Meeting date in connection with which the Initial Option was granted. The Plan was subsequently amended by the Company’s Board of Directors, effective as of March 8, 2007, to make non-material amendments to the definition of Fair Market Value and Sale of the Company/Change in Control under Sections 10 and 6, respectively, of the Plan. Accordingly, the Plan represents the original 1997 Nonemployee Director Stock Option Plan as restated and amended through March 8, 2007.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
M14311 - P77872

TRADESTATION GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 2, 2009

The shareholder(s) hereby appoint(s) Salomon Sredni and Marc J. Stone, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TradeStation Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on June 2, 2009, and any adjournment or postponement thereof, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TRADESTATION GROUP, INC. 8050 S.W. 10TH ST, SUITE 4000 PLANTATION, FL 33324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TradeStation Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TradeStation Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14310 - P77872	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRADESTATION GROUP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors
1.	Election of Directors:		☐	☐	☐
NOMINEES:
01) Denise Dickins
02) Michael W. Fipps
03) Nathan D. Leight
04) Salomon Sredni
05) Charles F. Wright

Vote On Proposals								For	Against	Abstain

2.	APPROVAL OF AMENDMENT TO THE TRADESTATION GROUP, INC. AMENDED AND RESTATED NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.							☐	☐	☐

3.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.							☐	☐	☐

4.	In their discretion, to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND 3. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE THE SHARES VOTED.

NOTE:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date